UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under §240.14a-12

LADDER CAPITAL CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Ladder Capital Corp:

I am pleased to invite you to attend the annual meeting of stockholders of Ladder Capital Corp. The annual meeting will be held on June 6, 2017 at 10:00 a.m., Eastern Time, via live webcast on the Internet. You will be able to attend and submit your questions during the meeting at www.virtualshareholdermeeting.com/LADR2017.

Information about the meeting, nominees for the election of directors and the ratification of the auditors to be voted on by stockholders is presented in the following notice of annual meeting and proxy statement.

Whether or not you plan to attend the annual meeting, please vote using the procedures described on the Notice of Internet Availability of Proxy Materials or on the proxy card. It is important that your shares be represented.

Sincerely,

/s/ Alan H. Fishman
Alan H. Fishman
Chairman of the Board of Directors

LADDER CAPITAL CORP
345 Park Avenue, 8th Floor
New York, New York 10154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 6, 2017
10:00 a.m., Eastern Time

The Annual Meeting of Stockholders of Ladder Capital Corp will be held virtually via a live webcast on June 6, 2017 at 10:00 a.m., Eastern Time, for the following purposes:

Items of Business

1.	To reelect the following two members of the Board of Directors: Brian Harris and Mark Alexander; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2017.

Other business may be transacted if properly brought before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

The Record Date for this meeting is the close of business on April 10, 2017.

Sincerely,

/s/ Alan H. Fishman
Alan H. Fishman
Chairman of the Board of Directors

New York, NY
April 21, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2017:
The Notice of Internet Availability of Proxy Materials, Notice of Meeting and
Proxy Statement are available free of charge at www.proxyvote.com

LADDER CAPITAL CORP
345 Park Avenue
New York, New York 10154

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

June 6, 2017

GENERAL INFORMATION

Why am I receiving these materials?

Ladder Capital Corp (“Ladder” or the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2017 annual meeting of stockholders (the “Annual Meeting”) to be held virtually on June 6, 2017 at 10:00 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. The Annual Meeting will be conducted via a live webcast on the Internet at www.virtualshareholdermeeting.com/LADR2017.

We are providing you this proxy statement (the “Proxy Statement”) and the enclosed proxy card or the Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting via the Internet to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

This proxy statement is first being made available on or about April 21, 2017, to all stockholders of record entitled to vote at the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company is sending the Notice to its stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meeting and the cost to the Company associated with the physical printing and mailing of materials.

What is included in these proxy materials?

These proxy materials include:

•	The Notice of 2017 Annual Meeting of Stockholders;

•	This Proxy Statement for the 2017 Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 24, 2017 (the “Annual Report”).

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

The Company is aware of two matters to be voted on by stockholders of record at the Annual Meeting:

1.	Reelection to the Board of the two nominees named in this Proxy Statement (“Proposal One”); and

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017 (“Proposal Two”).

With respect to the election of directors, stockholders present in person or represented by proxy and entitled to vote may vote “For” both nominees for the Board or may “Withhold” authority to vote for one or both nominees identified in Proposal One. Stockholders present in person or represented by proxy and entitled to vote may vote either “For” or “Against” or may choose to abstain from voting on Proposal Two.

Will any other business be conducted at the meeting?

Other than the proposals referred to in this Proxy Statement, the Company knows of no other matters to be submitted for a vote of the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” Proposal One, the reelection to the Board of each of the two nominees named in this Proxy Statement;

•	“FOR” Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, stockholders may write or call the Company at the following: Investor Relations, Ladder Capital Corp, 345 Park Avenue, 8th Floor, New York, NY 10154, (917) 369-3207.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address and phone number above. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.laddercapital.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.

Choosing to receive future proxy materials by email will reduce the impact of the Company’s annual meetings on the environment and will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Holders of record of our Class A common stock and Class B common stock at the close of business on April 10, 2017 (the “Record Date”) are entitled to receive notice of, to attend and to vote in person via webcast at the Annual Meeting as set forth below. As of the Record Date, there were 79,086,784 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting and 31,644,537 shares of Class B common stock outstanding and entitled to vote at the Annual Meeting.

Proposal One. Each share of Class A common stock and Class B common stock will entitle the holder thereof to one vote for each director nominee named in this Proxy Statement. The reelection of each director will require the affirmative vote of holders of a plurality of our outstanding shares of Class A and Class B common stock present in person via webcast or represented by proxy at the Annual Meeting. The holders of Class A common stock and Class B common stock will vote together on Proposal One as a single class.

Proposal Two. Each share of Class A common stock and Class B common stock will entitle the holder thereof to one vote on Proposal Two (the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017). Approval of Proposal Two will require the affirmative vote of holders of a majority of votes cast by shares of Class A and Class B common stock present in person via webcast or represented by proxy at the Annual Meeting. The holders of Class A common stock and Class B common stock will vote together on Proposal Two as a single class.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If, on the Record Date, your shares were registered directly in your name with Ladder’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may cast your vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	At the Virtual Annual Meeting. You may also vote at the Annual Meeting. For more information, see “What do I need to attend the Annual Meeting?”

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, you may vote:

•
Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

•
At the Virtual Annual Meeting. You may also vote at the Annual Meeting if you obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

What do I need to attend the Annual Meeting?

We will host the Annual Meeting via a live webcast on the Internet at www.virtualshareholdermeeting.com/LADR2017. You will not be able to attend the Annual Meeting in person. Stockholders may vote and submit questions while participating in the Annual Meeting via the Internet. Instructions on how to connect to and participate in the Annual Meeting are included in the Notice. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

•	We encourage you to access the Annual Meeting online prior to its start time.

•	The webcast will start at 10:00 a.m., Eastern Time.

•	You will need your 16-Digit Control Number to enter the Annual Meeting.

•	A webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/LADR2017 until 11:59 p.m., Eastern Time, on June 6, 2018.

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?

Yes. If you are unable to access the Annual Meeting on the Internet, you may call 1-877-328-2502 to listen to the Annual Meeting. You will be prompted to provide your control number. Although stockholders accessing the Annual Meeting by telephone will be able to listen to the Annual Meeting and may ask questions during the Annual Meeting, you will not be considered present at the Annual Meeting and will not be able to vote unless you also attend the Annual Meeting via the Internet. If you plan to listen to the Annual Meeting by telephone, we encourage you to submit your completed proxy card so your votes may be counted.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority in voting power of our outstanding Class A common stock and Class B common stock entitled to vote at the Annual Meeting are present at the meeting or represented by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, we may adjourn the meeting to another date to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Marc Fox and Kelly Porcella, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Broker non-votes and abstentions will, however, be counted towards determining whether or not a quorum is present.

Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal Two.

The reelection of two directors (Proposal One) is considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal One.

How many votes are needed to approve each proposal?

Proposal One. To be approved, the Company’s amended and restated certificate of incorporation provides that the election of each director requires the affirmative vote of a plurality of the votes cast by the holders of shares of Class A and Class B common stock present in person via webcast or represented by proxy and entitled to vote at the Annual Meeting.

Proposal Two. To be approved, Proposal Two (the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm) requires the affirmative vote of a majority of votes cast by the holders of shares of Class A and Class B common stock present in person via webcast or represented by proxy and entitled to vote at the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. However, broker non-votes, abstentions and votes withheld are not considered votes cast and therefore will have no effect on the outcome of Proposal One or Proposal Two, as applicable.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice or voting instruction form.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person via webcast. However, your attendance at the Annual Meeting in person via webcast will not automatically revoke your proxy unless you properly vote at the Annual Meeting in person via webcast or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at Ladder Capital Corp, 345 Park Avenue, 8th Floor, New York, NY 10154 prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

How will our directors and officers vote on the proposals?

The directors and executive officers of Ladder have informed Ladder that, as of the date of the filing of this proxy statement, they intend to vote all shares of Class A and Class B common stock owned by them “For” Proposal One and Proposal Two. As of the Record Date, the directors and executive officers owned, in the aggregate, 3,317,793 shares of Class A common stock and 10,520,545 shares of Class B common stock entitled to vote at the Annual Meeting.

Who is paying for this proxy solicitation?

The Company will pay the entire cost of soliciting proxies. We have engaged Broadridge to assist with the preparation and distribution of the proxy solicitation materials for the Annual Meeting, act as vote tabulator and host the virtual meeting, at a base fee of $9,000 plus reimbursement of reasonable expenses. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Our directors and employees also may solicit proxies in person, by telephone or by other means of communication. However, they will not receive any compensation for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 345 Park Avenue, 8th Floor, New York, NY 10154, and the Company’s main telephone number is (212) 715-3170.

Whom may I contact with questions?

If you have any questions or require any assistance with voting your shares, please contact your broker or similar agent, or the Company at (212) 715-3170.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2018 annual meeting of stockholders?

Notice of any proposal that a stockholder intends to present at the 2018 annual meeting of stockholders, as well as any director nominations, must be delivered to the Company’s Secretary by mail at 345 Park Avenue, 8th Floor, New York, NY 10154, or by email at investor.relations@laddercapital.com, not earlier than February 6, 2018, and not later than the close of business on March 8, 2018. The notice must be submitted by a stockholder of record and must set forth the information required by the Company’s Amended and Restated Bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2018 annual meeting of stockholders.

To be considered for inclusion in the Company’s proxy statement, all proposals must be submitted in writing to the Company’s Secretary so that they are received no later than December 22, 2017. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Nominees for Reelection to the Board

Listed below are the two nominees for reelection as a director, both of whom currently serve on the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Both of the directors listed below have consented to being named as nominees in this Proxy Statement and serving on the Board if elected. Each director elected at the Annual Meeting will serve a three-year term until the 2020 annual meeting of stockholders and his respective successor is duly elected and qualified.

Name	Age as of the Annual Meeting	Position with the Company

Brian Harris	56	Chief Executive Officer and Director
Mark Alexander	55	Director

The Board and its Nominating and Corporate Governance Committee believe the skills, qualities, attributes and experience of Mr. Harris and Mr. Alexander provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and the Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

Brian Harris. Mr. Harris is a co-founder of Ladder and has served as Chief Executive Officer of Ladder since its formation in October 2008. Mr. Harris has been a director of Ladder since its formation in May 2013 and a director of LCFH since its formation in October 2008. Mr. Harris has over 30 years of experience in the real estate and financial markets. Prior to forming Ladder, Mr. Harris served as a Senior Partner, Managing Director and Head of Global Commercial Real Estate at Dillon Read Capital Management (“DRCM”), a wholly owned subsidiary of UBS AG, from June 2006 to May 2007, managing over $500 million of equity capital from UBS AG for DRCM’s commercial real estate activities globally. Prior to that, Mr. Harris served as Managing Director and Head of Global Commercial Real Estate at UBS Securities LLC from June 1999 to June 2006, managing UBS’s proprietary commercial real estate activities globally. Mr. Harris also served as a member of the board of directors of UBS Investment Bank from April 2003 to September 2005. From March 1996 to April 1999, Mr. Harris served as Head of Commercial Mortgage Trading at Credit Suisse Securities (USA) LLC and was responsible for managing all proprietary commercial real estate investment and trading activities. Prior to that, Mr. Harris also worked in the real estate groups at Smith Barney (from 1994 to 1996), Daiwa Securities Group Inc. (from 1991 to 1994), Lehman Brothers (from 1989 to 1991), Salomon Brothers (from 1986 to 1988) and Chemical Bank (from 1985 to 1986). Mr. Harris earned a B.S. in Biology and an M.B.A. from The State University of New York at Albany. Mr. Harris’ real estate and financial experience qualify him to serve as a member of our Board.

Mark Alexander. Mr. Alexander was appointed a director of Ladder in June 2015. Mr. Alexander advises companies in the financial services industry, specializing in technology and operations, through his consulting company, Latigo Financial Services, LLC. He is an Executive Advisor to Aquiline Capital Partners, a private equity firm specializing in financial services and fintech middle market companies, and a Senior Advisor for McKinsey & Company’s Banking Practice, focusing on topics related to technology and operations. Mr. Alexander is also a member of the Advisory Board of Airex Inc., a start-up company creating an online marketplace for the investment community for financial applications, information and reports. From 2013 to 2015, Mr. Alexander served as the Chief Information Officer and Head of Technology and Operations for Global Markets at Bank of America Merrill Lynch (“BAML”). Prior to this role, he served for five years as Chief Information Officer and Head of Technology and Operations for Global Wealth and Investment Management (“GWIM”) at BAML. Mr. Alexander joined Merrill Lynch in 1991 and held various leadership positions in Global Markets and GWIM, including Head of Global Operations, GWIM Business Infrastructure and Controls, the GWIM Direct Division, Broadcort Clearing, Transaction and Custody Services, Global Equities Operations, Fixed Income Operations, Institutional Client Services, and Global Private Client Services. From 1989 to 1991, Mr. Alexander served as a manager of auditing and a consultant for financial services at Deloitte & Touche after five years as a senior staff accountant. He has also served on various boards, such as the Depository Trust and Clearing Corporation (where he was Lead Director, Chair of the Audit Committee and served on the Governance and Compensation Committees), Euroclear plc, LCH.Clearnet, the European Securities Clearing Corporation, Participants’ Trust Company (where he was Chairman in 1997) and the Government Securities Clearing Corporation. Mr. Alexander is a Certified Public Accountant (inactive) and has a BBA in Accounting from Hofstra University and an MBA in Finance from New York University’s Stern School of Business. Mr. Alexander’s extensive financial and accounting experience qualifies him to serve as a member of our Board.

Directors

The following sets forth information regarding our current Board. Biographical information pertaining to Mr. Harris and Mr. Alexander, who are current nominees for reelection to the Board in this Annual Meeting, can be found in the section above entitled “Nominees for Reelection to the Board.”

Name	Age as of the Annual Meeting	Position with the Company

Alan H. Fishman	71	Non-Executive Chairman of the Board
Brian Harris	56	Chief Executive Officer and Director
Mark Alexander	55	Director
Douglas Durst	72	Director
Richard L. O’Toole	60	Director
Howard Park	55	Director

Jonathan Bilzin served as a director of Ladder until his resignation, and the appointment of Richard O’Toole, on March 3, 2017.

Alan H. Fishman. Mr. Fishman is Non-Executive Chairman of the Board of Ladder. Mr. Fishman was appointed as Non-Executive Chairman of Ladder at its formation in May 2013 and previously was the Non-Executive Chairman of our operating partnership, Ladder Capital Finance Holdings LLLP (“LCFH”) since its formation in October 2008. Mr. Fishman has had an extensive career in the financial services industry, most recently serving as the Chief Executive Officer of Washington Mutual Inc. Mr. Fishman also served as the Chairman of Meridian Capital Group and as President of Sovereign Bancorp. From March 2001 until the sale of Independence Community Bank to Sovereign in June 2006, Mr. Fishman had served as Independence Community Bank’s President and Chief Executive Officer. Previously, Mr. Fishman served as the President and Chief Executive Officer at ContiFinancial Corp. Mr. Fishman has been a private equity investor focusing on financial services at Neuberger and Berman, Adler & Shaykin and at his own firm, Columbia Financial Partners LP, and has held a variety of senior executive positions at Chemical Bank and American International Group. Mr. Fishman is a member of the board of directors of Santander Holdings USA, Inc. and is the lead independent director of its subsidiary, Santander Bank, N.A. Mr. Fishman also served as Chairman of the Board of Trustees of the Brooklyn Academy of Music and serves as Co-Chairman of the Downtown Brooklyn Partnership, Chairman of Brooklyn Community Foundation and on the boards of several other not-for-profit and civic organizations. Mr. Fishman holds a B.S. from Brown University and a Masters in Economics from Columbia University. Mr. Fishman's extensive financial management experience qualifies him to serve as a member of our Board.

Douglas Durst. Mr. Durst was appointed as a director of Ladder in January 2014. Mr. Durst is chairman of, and a member of the third generation to lead, the Durst Organization, one of the oldest family-run, commercial and residential real estate companies in New York City. Mr. Durst joined the organization in 1968 and has acted as its chairman since 1994. Mr. Durst serves as a director of the Real Estate Board of New York, The New School, The Trust for Public Land, Project for Public Spaces, The Roundabout Theater and Primary Stages. Mr. Durst is also a trustee of The Old York Foundation, established by his father, which is committed to helping people through education to understand the history and issues facing New York City. In addition, Mr. Durst has been an environmental activist for many years and created one of the largest organic farms in New York State. Mr. Durst earned a B.A. in Economics from the University of California, Berkeley and a Doctor of Humane Letters from each of the City University of New York and Allegheny College. Mr. Durst’s extensive experience in the real estate industry qualifies him to serve as a member of our Board.

Richard L. O’Toole. Mr. O’Toole was appointed as a director of Ladder in March 2017 pursuant to the Stockholders Agreement between Ladder and Related Real Estate Fund II, L.P. (“Related”). Mr. O’Toole is General Counsel and Executive Vice President of Related, where he is responsible for tax structuring and origination of new business opportunities. Mr. O’Toole joined Related in 2005 from Paul, Hastings, Janofsky & Walker LLP, where he served as a Partner in the Tax Department for 5 years. Prior to Paul, Hastings, Janofsky & Walker LLP, Mr. O’Toole was a Partner in the Tax Department at Battle Fowler LLP for 13 years.  Mr. O’Toole has over 35 years of legal, merger and acquisition, and tax experience with respect to commercial real estate. Currently, Mr. O’Toole is a member of the board of directors of Sterling Bancorp and Equinox Holdings, as well as an adjunct at Columbia University. Mr. O’Toole’s extensive financial and real estate experience qualify him to serve as a member of our Board.

Howard Park. Mr. Park was appointed as a director of Ladder at its formation in May 2013. Previously, Mr. Park had been a director of LCFH since its formation in October 2008. Mr. Park has served as a Managing Director of GI Partners since March 2003. Mr. Park serves or has served on the boards of GI Logibec (CAN) ULC, GI Logibec GP ULC, Logibec Holdings Inc., Logibec Inc., SoftLayer Technologies, Inc., The Planet, Inc., Telx Corporation, Advoserv, Inc., Plum Healthcare Group, LLC and PC Helps Support, LLC. Mr. Park graduated cum laude from Rice University with a B.A. in Economics and earned an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Mr. Park’s leadership role at GI Partners and his business experience qualify him to serve as a member of our Board.

Corporate Governance

The Board. The Board consists of six directors and one vacancy. The authorized number of directors may be changed by resolution of the Board. Vacancies on our Board can be filled by resolution of our Board. The Board is divided into three classes, each serving staggered, three-year terms:

•	our Class I directors are Messrs. Park and Durst;

•	our Class II directors are Messrs. Fishman and O’Toole; and

•	our Class III directors are Messrs. Harris and Alexander.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

The Board met a total of seven times during 2016. All directors are encouraged to attend the Annual Meeting, via webcast or in person. All except two directors attended the annual meeting last year.

Board Independence.The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that Messrs. Fishman, Alexander, Durst, O’Toole and Park do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). The Board also determined that Mr. Bilzin, who resigned as director effective March 3, 2017, qualified as independent under the applicable standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Our Non-Executive Chairman presides at the regularly scheduled executive sessions of these independent directors of the Board.

There are no family relationships among the Company’s executive officers and directors.

Board Committees. The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk and Underwriting Committee. The Board has determined that all committee members, excluding Brian Harris, the Company’s Chief Executive Officer, on the Risk and Underwriting Committee, are independent under applicable NYSE and SEC rules for committee memberships.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. These charters and the Company’s Corporate Governance Guidelines are available at ir.laddercapital.com. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

During 2016, each member of the Board attended or participated in all of (i) the meetings of the Board (held during the period for which such person has been a director) and (ii) the meetings held by each of the Audit, Compensation and Nominating and Corporate Governance committees of the Board on which such person served (during the periods that such person served). The current chairs and members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk and Underwriting Committee

Alan H. Fishman	Member	Member	—	Chair
Brian Harris	—	—	—	Member
Mark Alexander	Chair	—	Member	—
Douglas Durst	—	Chair	Chair	—
Richard L. O’Toole	Member	—	—	—
Howard Park	—	Member	—	Member

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management, including selecting the audit engagement partner and ensuring that such partner rotates every five years. Our Audit Committee is currently comprised of Messrs. Alexander (Chair), Fishman and O’Toole. We believe that Mr. Fishman meets the SEC’s definition of Audit Committee Financial Expert and that all members of our Audit Committee meet the requirements for independence and financial literacy under the applicable requirements of the SEC and NYSE rules. The Audit Committee met a total of eight times during 2016. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement.

Compensation Committee. Among other responsibilities set forth in its charter, the Compensation Committee determines our general compensation policies and the compensation provided to our directors, our Chief Executive Officer, other officers and employees. The Compensation Committee reviews and determines equity-based compensation for our directors, officers and employees and also administers our equity incentive plans. Our Compensation Committee also oversees our corporate compensation programs. Under its charter, the Compensation Committee has the authority to retain outside legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary in the performance of its duties and without having to seek approval of the Board. For additional information, please see “Executive Compensation—Setting Executive Compensation” below.

Our Compensation Committee is currently comprised of Messrs. Durst (Chair), Fishman and Park. We believe that all members of our Compensation Committee meet the criteria for independence under the applicable requirements of the NYSE and SEC rules. All members also are considered “non-employee” directors, as defined by Rule 16b-3 under the Exchange Act, and “outside” directors, as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee met a total of five times during 2016. Pursuant to its charter, the Compensation Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is currently comprised of Messrs. Durst (Chair) and Alexander. The Nominating and Corporate Governance Committee met a total of three times during 2016. After the end of the fiscal year, the Nominating and Corporate Governance Committee recommended to the full Board each of the nominees named in this Proxy Statement for reelection to the Board. The Nominating and Corporate Governance Committee is composed entirely of directors who satisfy NYSE director independence standards. As further discussed below, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and its committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

Ladder has adopted Corporate Governance Guidelines, available at ir.laddercapital.com, that describe the Company’s criteria for Board members and the director nominating process, summarized herein. The Nominating and Corporate Governance Committee is responsible for screening and recommending to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee considers advice and recommendations from stockholders, management, and others as it deems appropriate, and will also take into account the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders. As indicated above, on March 3, 2017, Mr. O’Toole was appointed to the Board pursuant to the Stockholders Agreement between Ladder and Related.

The Company seeks to align Board composition with the Company’s strategic direction so that Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based on their integrity and character, sound, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

•	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

•	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;

•	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and

•
the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

Following the completion of interviews (including, as appropriate, with other Board members, the CEO and other members of management) and reference checks of identified candidates, the Nominating and Corporate Governance Committee meets in person or by conference call to discuss and make recommendations to the Board with respect to the candidates. The full Board then votes on the committee’s recommendations. A candidate approved by a majority of the Board is nominated for election by the Company’s stockholders at the next annual meeting, or in the case of a vacancy between annual meetings, is appointed by the Board.

Risk and Underwriting Committee. The Board also has a Risk and Underwriting Committee, composed of Messrs. Fishman (Chair), Harris and Park. The committee reviews our internal risk reports and evaluates risk management strategies. In addition, it reviews and approves (i) fixed rate loans greater than $50 million, (ii) floating rate and mezzanine loans greater than $20 million, (iii) real estate equity investments greater than $5 million, (iv) AAA rated securities positions greater than $50 million, (v) all other investment grade securities positions greater than $26 million and (vi) in the case of non-rated or sub-investment grade securities, the lesser of (x) $21,000,000 and (y) 10% of the total net asset value of the respective Ladder investment company. This committee endeavors to meet at least quarterly or more frequently as needed depending on the transaction requirements.

Board Oversight of Risk Management. One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Our Nominating and Corporate Governance Committee is responsible for periodically evaluating the Company’s corporate governance policies and system in light of the governance risks that the Company faces and the adequacy of the Company’s policies and procedures designed to address such risks. The Compensation Committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on the Company. Our Risk and Underwriting Committee assesses and monitors our risk management strategies, including but not limited to those designed to mitigate credit, interest rate, liquidity and counterparty risk, and investments of material size as described above.

Codes of Business Conduct and Ethics. Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, as well as a code of ethics for senior financial officers. The full text of both codes is available on our website at ir.laddercapital.com. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or otherwise as required by applicable law. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors, and beneficial owners of more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of securities ownership and changes in such ownership with the SEC. SEC rules also require the Reporting Persons to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company and upon written representations from the Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors and officers were timely met during 2016, except that one Form 4 was inadvertently filed late for Kevin Moclair, our Chief Accounting Officer, relating to one transaction, as well as a transaction that occurred in 2017.

Compensation Committee Interlocks and Insider Participation. Messrs. Bilzin, Fishman and Park were the members of the Compensation Committee during 2016. On March 3, 2017, Mr. Durst replaced Mr. Bilzin on the Compensation Committee. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did they have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K, other than those described in the section captioned “Certain Relationships and Related Party Transactions.” None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2016.

Communications with the Board. Any matter intended for the Board, for any of its committees, or for any individual member or members of the Board, should be directed to the Company’s Secretary at 345 Park Avenue, 8th Floor, New York, New York 10154, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to the Company for forwarding to the Board or specified Board committee or members will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Compensation of the Board

The information contained in “Executive Compensation—Director Compensation” is incorporated by reference.

Executive Officers

The following sets forth information regarding executive officers of the Company. Biographical information pertaining to Mr. Harris, who is both a director and an executive officer of the Company, can be found in the section entitled “Directors, Executive Officers, and Corporate Governance - Nominees for Reelection to the Board.”

Name	Age as of the Annual Meeting	Position with the Company

Michael Mazzei	56	President
Marc Fox	57	Chief Financial Officer
Pamela McCormack	46	Chief Operating Officer
Thomas Harney	55	Head of Merchant Banking and Capital Markets
Robert Perelman	54	Head of Asset Management
Kelly Porcella	35	General Counsel and Secretary

Michael Mazzei. Mr. Mazzei was appointed as President of Ladder in June 2012. From September 2009 to June 2012, Mr. Mazzei served as a Managing Director and Global Head of the CMBS and Bank Loan Syndication Group at Bank of America Merrill Lynch. Prior to that, Mr. Mazzei served as Co-Head of CMBS and Commercial Real Estate Debt Markets at Barclays Capital from March 2004 to June 2009. Prior to Barclays Capital, Mr. Mazzei spent 20 years at Lehman Brothers, including 18 years in commercial real estate finance-related functions. Having started in commercial mortgage trading in 1984, Mr. Mazzei became the head of CMBS in 1991 and served as the Co-Head of Global Real Estate Investment Banking from March 2002 to February 2004. Mr. Mazzei has a total of 30 years of experience in commercial real estate finance. Mr. Mazzei earned a B.S. in Finance from Baruch College CUNY and a J.D. from St. John’s University, and is a graduate of the New York University Real Estate Institute.

Marc Fox. Mr. Fox was appointed as Chief Financial Officer of Ladder in November 2008. From January 1999 through 2008, Mr. Fox served as Treasurer of Capmark Financial Group Inc. (“Capmark”), where Mr. Fox formulated and executed its worldwide funding strategies, including commercial real estate-based financing strategies. From 1994 through 1998, prior to his appointment as Treasurer, Mr. Fox managed a group responsible for the underwriting and closing of large commercial real estate loans. He left Capmark within one year before its filing for bankruptcy in late 2009. Mr. Fox was significantly involved in the formation of Capmark’s wholly owned banking platform and debt management of Capmark Bank, a regulated industrial bank subsidiary of Capmark. From 1990 to 1997, Mr. Fox worked as a commercial real estate appraiser and consultant at Herskowitz, Rosen & Walton. Mr. Fox has a total of 26 years of experience in commercial real estate finance. Mr. Fox earned a B.S. in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania.

Pamela McCormack. Ms. McCormack is a co-founder of Ladder and was appointed as General Counsel of Ladder at its formation in October 2008 and was subsequently also appointed as Co-Head of Securitization in 2010, Chief Strategy Officer in 2014 and Chief Operating Officer in March 2016. Prior to forming Ladder, Ms. McCormack served as Executive Director and Head of Transaction Management—Global Commercial Real Estate at DRCM from June 2006 to June 2007. Before joining DRCM, Ms. McCormack served as Executive Director and Co-Head of Transaction Management—Global Commercial Real Estate and, previously also as Counsel at UBS Securities LLC from October 2003 to June 2006. In that capacity, Ms. McCormack managed a team responsible for the structuring, negotiating and closing of all real estate investments globally. Prior to joining UBS Securities LLC, Ms. McCormack worked as Vice President and Counsel for Real Estate Finance and Securitization and Global Recovery Management at Credit Suisse (from 1999 to 2003) and as a real estate and finance attorney at Stroock, Stroock & Lavan LLP (from 1997 to 1999) and Brown Raysman Millstein Felder & Steiner LLP (from 1996 to 1997). Ms. McCormack has a total of 20 years of experience in commercial real estate finance. Ms. McCormack received a B. A. in English, cum laude, from the State University of New York at Stony Brook and a J.D. from St. John’s University School of Law.

Thomas Harney. Mr. Harney was appointed Head of Merchant Banking & Capital Markets of Ladder in October 2010. Prior to joining Ladder, Mr. Harney served as the Head of Real Estate at Tri-Artisan Capital Partners, a private merchant banking group based in New York from 2008 to 2010. Before joining Tri-Artisan, Mr. Harney served as Senior Managing Director of the Real Estate Investment Banking Group at Bear Stearns, where Mr. Harney worked from 1997 to 2008. Prior to that, from 1983 to 1997 Mr. Harney held senior investment banking and principal investment/finance roles related to commercial real estate at Olympia & York, Merrill Lynch, BT Securities and a series of private investment partnerships. Mr. Harney has extensive experience in completing large-scale M&A transactions, as well as a broad range of debt and equity securities transactions in both public and private formats. Mr. Harney has a total of 31 years of experience in commercial real estate finance. Mr. Harney received a B.A. in Urban Studies, magna cum laude, from the University of Pennsylvania and is a graduate of the New York University Real Estate Finance & Development Program.

Robert Perelman. Mr. Perelman is a co-founder of Ladder and was appointed as Head of Asset Management of Ladder at its formation in October 2008. Prior to forming Ladder, Mr. Perelman served as a Director and Head of Asset Management at UBS Securities LLC from June 2007 to October 2007 and, previously prior to the launch of DRCM, from April 2006 to June 2006. Prior to being re-integrated to UBS Securities LLC, Mr. Perelman served as a Director and Head of Asset Management at DRCM from June 2006 to June 2007. In that capacity, Mr. Perelman managed a team responsible for the portfolio management of all real estate investments globally. Prior to joining DRCM, Mr. Perelman served as a Managing Director and Partner at Hudson Realty Capital LLC), a private equity fund, where Mr. Perelman worked from June 2003 to March 2006 and was responsible for loan origination, real estate investments and asset management. Before joining Hudson Realty, Mr. Perelman served as a Director at Credit Suisse from February 1998 to May 2003. During his tenure at Credit Suisse, Mr. Perelman had significant responsibility for the structuring and closing of a wide variety of real estate investments within the United States and Asia. Prior to that, Mr. Perelman worked as a real estate and finance attorney at each of Brown Raysman Millstein Felder & Steiner LLP (from 1996 to 1998), Hahn & Hessen LLP (from 1991 to 1996) and Kaye Scholer, Fierman, Hays & Handler (from 1988 to 1991). Mr. Perelman has a total of 28 years of experience in commercial real estate finance. Mr. Perelman earned a B.S. in Telecommunications Management from Syracuse University and a J.D. from Fordham University School of Law.

Kelly Porcella. Ms. Porcella was appointed General Counsel in March 2016, having previously served as Associate General Counsel since December 2013. Ms. Porcella is primarily responsible for the Company’s corporate governance, legal and regulatory matters.  Ms. Porcella is actively involved in all legal aspects of the Company’s business, including strategic initiatives and financing. Before joining Ladder in March 2009, Ms. Porcella worked at DRCM and UBS, where she was a key member of the team responsible for the management of the firm’s balance sheet assets, including fixed and floating rate financings, mezzanine debt, joint ventures, equity and preferred equity investments, loan and asset dispositions and restructurings. Ms. Porcella has a total of 11 years of experience in commercial real estate finance. Ms. Porcella received a B.S. in Marketing,  summa cum laude, from The Peter J. Tobin College of Business at St. John’s University and a J.D., magna cum laude, from St. John’s University School of Law and is a member of the St. John’s University School of Law Alumni Association Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock as of April 10, 2017 for:

•	each beneficial owner of more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Class A common stock(1)(2)(3)
Name of Beneficial Owner(4)	Number	Percentage
Principal Stockholders:
Entities affiliated with GI Partners(5)	11,842,190	10.7%
Entities affiliated with TowerBrook(6)	10,352,322	9.3%
Entities affiliated with Alberta Investment Management(7)	7,228,350	6.5%
Entity affiliated with Related(8)	5,886,681	5.3%
The Vanguard Group(9)	4,832,102	4.4%
BlackRock, Inc.(10)	4,274,125	3.9%
Named Executive Officers and Directors:
Alan H. Fishman(11)	1,164,185	1.1%
Brian Harris(12)	6,109,086	5.5%
Mark Alexander (13)	72,937	*
Douglas Durst(14)	3,507,207	3.2%
Richard O'Toole (15)	5,130	*
Howard Park(5)	—	*
Michael Mazzei(16)	1,225,410	*
Pamela McCormack(17)	742,723	*
Executive Officers and Directors as a group (12 persons)	13,833,968	12.5%

* Represents less than 1%

(1)
The number of shares of our Class A common stock and percentage of beneficial ownership assumes that all the vested and unvested limited partnership units of Series REIT of Ladder Capital Finance Holdings LLLP (“Series REIT Units”) and limited partnership units of Series TRS of Ladder Capital Finance Holdings LLLP (“Series TRS LP Units”) (or, in lieu of Series TRS LP Units, limited liability company interests of LC TRS I LLC (“TRS I Shares”)) outstanding, except those held by Ladder, together with all outstanding Class B common stock, are exchanged into shares of our Class A common stock. We refer to each Series REIT Unit, when paired together with one Series TRS LP Unit (or one TRS I Share in lieu of such Series TRS LP Unit) as an “LP Unit.”

(2)
The number of shares of our Class A common stock and percentage of beneficial ownership assumes that any outstanding options held by such stockholder are fully vested and exercised, whether or not they would be deemed to have beneficial ownership of such shares as of the date hereof.

(3)	There were 79,086,784 shares of our Class A common stock outstanding and 31,644,537 shares of our Class B common stock outstanding as of April 10, 2017.

(4)	Unless otherwise indicated, the address of the beneficial holder is c/o Ladder Capital, 345 Park Avenue, 8th Floor, New York, NY 10154.

(5)
Includes (i) 9,811,259 shares of Class B common stock held by GI Ladder Holdco LLC, (ii) 1,775,894 shares of Class A common stock held by GI Partners Fund III-B L.P. and (iii) 255,037 shares of Class A common stock held by GI Partners Fund III-A L.P. (collectively, the “GI Funds”), which are affiliates of GI Partners. The natural person having voting or dispositive control over the shares of Class B common stock held by GI Ladder Holdco LLC and the Class A common stock held by GI Partners Fund III-A L.P. and GI Partners Fund III-B L.P. is Howard Park (one of our directors), a managing director of GI Partners. GI Partners may be deemed to be the beneficial owner of the Class A common stock and Class B common stock beneficially owned by the GI Funds, but disclaims such beneficial ownership pursuant to rules under the Exchange Act. Mr. Park may be deemed to be the beneficial owner of the securities beneficially owned by the GI Funds, but disclaims such beneficial ownership (except as to any pecuniary interest therein) pursuant to rules under the Exchange Act. The address of the GI Funds is c/o GI Partners, 188 The Embarcadero, Suite 700, San Francisco, CA 94105, Attn: David Smolen.

(6)
Includes (i) 3,887,602 shares of Class A common stock held by TowerBrook Investors II AIV, L.P. and (ii) 6,464,720 shares of Class B common stock held by TI II Ladder Holdings, LLC, which is owned by TowerBrook Investors II, L.P., TowerBrook Investors II Executive Fund, L.P. TowerBrook Investors II AIV, L.P., TowerBrook Investors II, L.P. and TowerBrook Investors II Executive Fund, L.P. (collectively, the “TowerBrook Funds”) are advised by TowerBrook. The natural persons who have voting or dispositive power over the Class A common stock and Class B common stock beneficially owned by TI II Ladder Holdings, LLC and the TowerBrook Funds are Neal Moszkowski and Ramez Sousou. TowerBrook may be deemed to be the beneficial owner of Class A common stock and Class B common stock beneficially owned by TI II Ladder Holdings, LLC and the TowerBrook Funds, but disclaims such beneficial ownership pursuant to rules under the Exchange Act. The address of TI II Ladder Holdings, LLC and the TowerBrook Funds is c/o TowerBrook Capital Partners L.P., 65 East 55th Street, 27th Floor, New York, New York 10022, Attn: Glenn F. Miller.

(7)
Includes (i) 3,802,112 shares of Class A common stock held by GP09 PX (LAPP) Ladder Capital Ltd., (ii) 831,260 shares of Class A common stock held by GP09 PX Ladder Capital Ltd. and (iii) 2,594,978 shares of Class A common stock held by GP09 GV Ladder Capital Ltd. (collectively, the “AIMCo Funds”), which are each directly or indirectly owned by entities advised by Alberta Investment Management Corporation, which may be deemed to have voting and investment power with respect to shares held by the AIMCo Funds. The address for each of the AIMCo Funds is 1100 - 10830 Jasper Avenue, Edmonton, Alberta Canada, T5J 2B3, Attn: James Ridout and Caroline Kowall.

(8)
Includes 5,886,681 shares of Class A common stock held by RREF II Ladder LLC (“RREF Ladder”). All the membership interests of RREF Ladder are held by RREFII Acquisitions, LLC (“RREFII Acquisitions”). Related Real Estate Fund II, L.P. (“Related Fund”), a private investment fund for which Related Fund Management, LLC (“Related Management”) acts as investment adviser, holds all membership interests of RREFII Acquisitions. Related Management holds all membership interests of Related Real Estate Fund II GP-A, LLC, which, in turn, is the general partner of Related Real Estate Fund II GP, L.P. (“Related GP”). Related GP is the general partner of Related Fund. The Related Companies, L.P. (“Related Companies”) is the managing member of Related Management. Related Companies' general partner is The Related Realty Group, Inc., owned by Stephen M. Ross. Each of Related Companies, The Related Realty Group, Inc. Stephen M. Ross and Richard O’Toole disclaims beneficial ownership of the shares held by RREF Ladder or any other entity named in this footnote. The address of each entity and individual named in this footnote is 60 Columbus Circle, New York, NY 10023.

(9)
Based on information as of December 31, 2016 set forth in Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group, which has sole voting power with respect to 50,201 shares of Class A common stock, shared voting power with respect to 2,500 shares of Class A common stock, sole dispositive power with respect to 4,781,754 shares of Class A common stock and shared dispositive power with respect to 50,348 shares of Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA, 19355.

(10)
Based on information as of December 31, 2016 set forth in Schedule 13G/A filed with the SEC on January 30, 2017 by BlackRock, Inc., which has sole voting power with respect to 4,194,833 shares of Class A common stock and sole dispositive power with respect to 4,274,125 shares of Class A common stock. The address for BlackRock, Inc. is 55 East 52nd St, New York, NY 10055.

(11)	Includes 78,136 shares of Class A common stock and 1,086,049 shares of Class B common stock held by Alan Fishman.

(12)
Includes 534,558 shares of Class A common stock and 449,084 shares of Class A common stock that can be acquired upon the exercise of options held by Brian Harris, and 397,039 shares of Class A common stock and 4,728,405 shares of Class B common stock held by Betsy A. Harris 2012 Family Trust. Mr. Harris is a trustee of Betsy A. Harris 2012 Family Trust.

(13)	Includes 72,937 shares of Class A common stock held by Mark Alexander.

(14)
Includes 3,489,223 shares of Class B common stock held by Seymour Holding Corporation and 17,984 shares of Class A common stock held by Douglas Durst. The natural persons having voting or dispositive control over the shares of Class B common stock beneficially owned by Seymour Holding Corporation include Douglas Durst, a member of our Board.

(15)	Includes 5,130 shares of Class A common stock held by Richard O’Toole.

(16)
Includes 756,456 shares of Class A common stock (including 128,602 shares of Class A common stock that can be acquired upon the exercise of options) and 468,954 shares of Class B common stock held by Michael Mazzei. The number of Class A common stock excludes 98,008 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2018 and February 11, 2019.

(17)
Includes 419,490 shares of Class A common stock (including 68,540 shares of Class A common stock that can be acquired upon the exercise of options) and 323,233 shares of Class B common stock held by Pamela McCormack. The number of Class A common stock excludes 52,178 shares of Class A common stock that can be acquired upon the exercise of options exercisable on February 18, 2018 and February 18, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ladder’s structure incorporates significant ownership by pre-IPO limited partners who have the ability to exchange an equal number of LCFH partnership units and shares of Class B common stock for shares of Class A common stock of Ladder on a one-for-one basis. The first three agreements described below are intended to help facilitate such exchanges.

Third Amended and Restated Limited Liability Limited Partnership Agreement of LCFH

Following the IPO and the related transactions, Ladder held limited partnership units in our operating partnership, LCFH, and, pursuant to the Third Amended and Restated Limited Liability Limited Partnership Agreement of LCFH, as amended (the “LLLP Agreement”), Ladder is the General Partner of LCFH. Accordingly, Ladder operates and controls all of the business and affairs of LCFH and, through LCFH and its operating entity subsidiaries, conducts our business.

On December 15, 2014, the Board unanimously approved a plan to realign our business operations to qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the 2015 tax year (the “REIT Election”).

In order to implement the proposed REIT Election, we, LCFH and a majority of existing limited partners of LCFH entered into the LLLP Agreement effective as of December 31, 2014, pursuant to which, among other things, (i) all assets and liabilities of LCFH were allocated on our books and records to two series of LCFH, consisting of “Series REIT” and “Series TRS” (collectively, the “Series”), (ii) each outstanding limited partnership interest in LCFH was converted into one limited partnership unit of Series REIT (a “Series REIT LP Unit”) and one limited partnership unit of Series TRS (a “Series TRS LP Unit”, and collectively with a Series REIT LP Unit, the “Series Units”), (iii) outstanding Series TRS LP Units became exchangeable for the same number of limited liability company interests (“TRS Shares”) of LC TRS I LLC (“TRS I”), a newly-formed limited liability company that is a U.S. taxable REIT subsidiary of the Company and the general partner of Series TRS, (iv) in order to effect the exchange of Series Units for shares of Class A common stock of the Company on a one-for-one basis, holders are required to surrender (a) one share of the Company’s Class B common stock, (b) one Series REIT LP Unit, and (c) either one Series TRS LP Unit or one TRS Share; and (v) upon effectiveness of the Second Amended and Restated Certificate of Incorporation of Ladder, which was approved by our stockholders at a special meeting of stockholders held in February 2015, the transfer restrictions in the LLLP Agreement as in effect immediately prior to December 31, 2014 became effective on the Series TRS LP Units and Series REIT Units.

Under the LLLP Agreement, Ladder is the general partner of Series REIT and, accordingly, has the right to appoint the Series Board of Directors of Series REIT and, through Ladder’s indirect ownership of a majority of the outstanding TRS Shares, has the right to appoint the Series Board of Directors of Series TRS (together with the Series Board of Directors of Series REIT, the “Series Boards”). Each Series Board has the right to determine when distributions will be made to Series Units of such Series and the amount of any such distributions. If a distribution is authorized by a Series, such distribution will be made to the holders of Series Units of such Series pro rata in accordance with the percentages of their respective Series Units; provided that 100% of all distributions made by Series REIT in respect of cash or other assets derived from distributions received by Series REIT from TRS I will be distributed only to Ladder.

The unitholders of each Series, including Ladder and TRS I, incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the respective Series. Net profits and net losses of each Series are generally allocated to their respective unitholders (including Ladder and TRS I) pro rata in accordance with their respective share of the net profits and net losses of the respective Series; provided that all profits and losses of Series REIT attributable to profits and losses of TRS I will be allocated one hundred percent to Ladder. The LLLP Agreement provides for cash distributions, which we refer to as “tax distributions,” to the holders of the Series Units if Ladder, as the General Partner of LCFH and Series REIT, or TRS I, as the General Partner of Series TRS, determines that the taxable income of the relevant unitholder will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the taxable income of the relevant Series allocable to a holder of Series Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made by a Series only to the extent all distributions from such Series for the relevant year were insufficient to cover such tax liabilities. Any distributions will be subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments).

The LLLP Agreement also provides that Brian Harris has the right to be a member of the Series Board of Series REIT and the Series Board of Series TRS so long as he is Chief Executive Officer of Series REIT and Series TRS, respectively.

Second Amended and Restated Registration Rights Agreement

We entered into an amended and restated registration rights agreement pursuant to which we may be required to register the sale of shares of our Class A common stock held by certain of our existing investors and/or our Class A common stock that may be issued to certain Continuing LCFH Limited Partners upon exchange of Series Units held by them. The registration rights agreement also requires us to make available and keep effective shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, certain of our existing investors and certain Continuing LCFH Limited Partners will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us. On January 28, 2015, certain provisions of the registration rights agreement relating to Demand Registrations and Piggyback Registrations (each as defined therein), and procedures relating to cutbacks were amended. On December 1, 2016, the agreement was further amended regarding Shelf Registration mechanics and participation in Underwritten Registrations (each as defined therein) and on February 15, 2017, the agreement was amended relating to the mechanics of Piggyback Registrations. On March 3, 2017, in connection with the closing of Related’s investment in Ladder, Ladder, certain pre-IPO stockholders and Related entered into a Second Amended and Restated Registration Rights Agreement to, among other things, provide Related with customary registration rights with respect to its shares.

Amended and Restated Tax Receivable Agreement

The Continuing LCFH Limited Partners may from time to time (subject to the terms of the LLLP Agreement regarding exchange rights) cause LCFH to exchange an equal number of Series Units and shares of Class B common stock for shares of Class A common stock of Ladder on a one-for-one basis. LCFH (and each of its subsidiaries classified as a partnership for federal income tax purposes) intends to make an election under Section 754 of the Code effective for the taxable year in which the initial purchase occurs and each subsequent taxable year in which an exchange of Series Units and shares of Class B common stock for shares of Class A common stock occurs; LCFH made such an election beginning for the year ended December 31, 2015. The exchanges of Series Units and shares of Class B common stock for shares of Class A common stock may result, with respect to Ladder, in increases in the tax basis of the assets of LCFH that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that Ladder would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

On December 31, 2014, in connection with the REIT Election, Ladder entered into the Amended and Restated Tax Receivable Agreement (the “Tax Receivable Agreement”) with LCFH, Series TRS, TRS I and each of the Continuing LCFH Limited Partners, which amended and restated the prior tax receivable agreement to provide that, in lieu of the existing tax benefit payments under the prior tax receivable agreement for the 2015 taxable year and beyond, TRS I will pay to the Continuing LCFH Limited Partners 85% of the amount of the benefits, if any, that TRS I realizes or under certain circumstances (such as a change in control) is deemed to realize as a result of (i) the increases in tax basis resulting from the exchange of Series TRS LP Units for an equal number of TRS Shares by the Continuing LCFH Limited Partners, (ii) any incremental tax basis adjustments attributable to payments made pursuant to the TRA Amendment, and (iii) any deemed interest deductions arising from payments made by TRS I under the TRA Amendment. Ladder will no longer be directly obligated to make any payments under the TRA Amendment, save those for taxable year 2014. However, subject to certain limitations as set forth in the Tax Receivable Agreement as to the maintenance of its REIT status, Ladder will guarantee the obligations of TRS I thereunder. The Tax Receivable Agreement was approved by our stockholders at a special meeting of stockholders in February 2015. For purposes of the Tax Receivable Agreement, subject to certain exceptions noted below, the benefit deemed realized by TRS I generally will be computed by comparing the actual income tax liability of TRS I (calculated with certain assumptions) to the amount of such taxes that TRS I would have been required to pay had there been no increase to the tax basis of the assets of LCFH as a result of the purchases or exchanges of Series TRS LP Units and had TRS I not derived any tax benefits in respect of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless TRS I exercises its right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•
the timing of any subsequent exchanges of Series TRS LP Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of LCFH at the time of each exchange;

•
the price of shares of our Class A common stock at or around the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of LCFH is affected by the price of shares of our Class A common stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

•	the amount and timing of our income—TRS I generally will be required to pay 85% of the deemed benefits as and when deemed realized; and

•	the allocation of basis increases among the assets of LCFH and certain tax elections affecting depreciation.

If TRS I does not have taxable income, TRS I generally is not required (absent circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no benefit actually will have been realized. Nevertheless, any tax benefits that do not result in realized benefits in a given tax year likely will generate tax attributes that may be utilized to generate benefits in previous or future tax years and the utilization of such tax attributes will result in payments under the Tax Receivable Agreement. TRS I will have the right to terminate the Tax Receivable Agreement by making payments to the existing owners of LCFH calculated by reference to the present value of all future payments that the existing owners of LCFH would have been entitled to receive under the Tax Receivable Agreement using certain valuation assumptions, including assumptions that any Series TRS LP Units that have not been exchanged are deemed exchanged for the market value of the TRS Shares at the time of termination and that LCFH will have sufficient taxable income in each future taxable year to fully realize all potential tax savings. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the Tax Receivable Agreement exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or (b) distributions to TRS I by LCFH are not sufficient to permit TRS I to make payments under the Tax Receivable Agreement after it has paid its taxes and other obligations. TRS I Corp’s obligations pursuant to the Tax Receivable Agreement will rank pari passu with its other general trade creditors. The payments under the Tax Receivable Agreement are not conditioned upon any recipient’s continued ownership of us or LCFH. An existing owner that exchanges its Series TRS LP Units and shares of Class B common stock for our Class A common stock will receive payments under the Tax Receivable Agreement until such time that it validly assigns or otherwise transfers its right to receive such payments.

The effects of the Tax Receivable Agreement on our consolidated balance sheet upon exchange of Series TRS LP Units are as follows:

•
We will record an increase in deferred tax assets for the estimated income tax effects of the increase in the tax basis of the assets owned by Ladder based on enacted federal, state and local income tax rates at the date of the transaction. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance;

•
We will record an increase in liabilities for 85% of the estimated realizable tax benefit resulting from (i) the increase in the tax basis of the purchased interests as noted above and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement; and

•
We will record an increase to additional paid-in capital in an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to the existing owners of LCFH under the Tax Receivable Agreement. The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes in any of our estimates after the date of the purchase will be included in our net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

In certain instances, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement. The Tax Receivable Agreement will provide that upon certain changes of control, or if, at any time, TRS I elects an early termination of the Tax Receivable Agreement, the amount of TRS I’s (or its successor’s) obligations with respect to exchanged or acquired Series TRS LP Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions. These assumptions will include the assumptions that (a) TRS I will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and (b) that the subsidiaries of LCFH will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Accordingly, payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits TRS I realizes in respect of the tax attributes subject to the Tax Receivable Agreement. In case of an early termination, TRS I’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and there is no assurance that we will be able to finance these obligations. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine in accordance with the Tax Receivable Agreement. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, TRS I will not be reimbursed for any payments previously made under the Tax Receivable Agreement if the IRS subsequently disallows part or all of the tax benefits that gave rise to such prior payments, although future payments under the Tax Receivable Agreement will be reduced on account of such disallowances. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement that are significantly in excess of the benefits that TRS I actually realizes in respect of (a) the increases in tax basis resulting from TRS I’s purchases or exchanges of Series TRS LP Units, (b) any incremental tax basis adjustments attributable to payments made pursuant to the Tax Receivable Agreement, and (c) any deemed interest deductions arising from our payments under the Tax Receivable Agreement. Decisions made by the existing owners of LCFH in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that TRS I is required to make under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase LCFH’s existing owners’ tax liability without giving rise to any obligations to make payments under the Tax Receivable Agreement. Payments generally are due under the Tax Receivable Agreement within a specified period of time following the filing of TRS I’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 200 basis points from the due date (without extensions) of such tax return.

Commercial Real Estate Loans

From time to time, the Company may provide commercial real estate loans to entities affiliated with certain of our directors, officers or large shareholders who are, as part of their ordinary course of business, commercial real estate investors. These loans are made in the ordinary course of the Company’s business on the same terms and conditions as would be offered to any other borrower of similar type and standing on a similar property.

On May 20, 2015, the Company provided a $25.0 million, 9.0% fixed rate, approximately one year, interest-only mezzanine loan to Halletts Investors LLC (“Borrower”), an entity affiliated with Douglas Durst, one of the Company’s directors and chairman of The Durst Organization. The loan, which was approved by the Audit Committee and Risk and Underwriting Committee in accordance with the Company’s policies regarding related party transactions, is secured by Borrower’s ownership interest in Durst Halletts Member LLC (“Guarantor”). Borrower and Guarantor indirectly own a controlling interest in the three entities that collectively own approximately 9.66 acres of undeveloped land located along the East River waterfront on Hallets Point Peninsula in Astoria, New York. Douglas Durst and members of his family, including trusts for which Douglas Durst is a trustee, have a controlling interest in Borrower and Guarantor. The loan matured on, and was repaid in full as of, June 6, 2016. For the years ended December 31, 2016 and 2015, the Company earned $1.0 million and $1.4 million, respectively, in interest income related to this loan.

On March 13, 2017, Related Reserve IV LLC, an affiliate of Related (the “B Participation Holder”), purchased from a Ladder affiliate a $4,000,000 subordinate participation interest (the “B Participation Interest”) in the up to $136,500,000 mortgage loan (the “Loan”) secured by the Conrad hotels and condominiums in Fort Lauderdale, Florida. The B Participation Interest earns interest at an annual rate of 17%, with the Ladder participation interest (the “A Participation Interest”) receiving the balance of all interest paid under the Loan. Upon an event of default under the Loan, all receipts will be applied to the payment of interest and principal on Ladder’s share of the principal balance before the B Participation Holder receives any sums. Ladder retains all control over the administration and servicing of the Loan, except that upon the occurrence of certain Loan defaults and other events, the B Participation Holder will have the option to trigger a buy-sell option, whereupon Ladder shall have the right to either repurchase the B Participation Interest at par or sell the A Participation Interest to the B Participation Holder at par plus exit fees that would have been payable upon a borrower repayment.

Stockholders Agreement

On March 3, 2017, Ladder, Related and certain pre-IPO stockholders of Ladder, including affiliates of TowerBrook Capital Partners, L.P. and GI Partners L.P., closed a purchase by Related of $80.0 million of Ladder’s Class A common stock from the pre-IPO stockholders. As part of the closing of the transaction, Ladder and Related entered into a Stockholders Agreement, dated as of March 3, 2017, pursuant to which Jonathan Bilzin resigned from the Board, and all committees thereof, and Ladder appointed Richard O’Toole to replace Mr. Bilzin as a Class II Director on Ladder’s Board, each effective as of March 3, 2017. Pursuant to the Stockholders Agreement, Ladder granted to Related a right of first offer with respect to certain horizontal risk retention investments in which Ladder intends to retain an interest and Related agreed to certain standstill provisions.

Ladder Select Bond Fund

On October 18, 2016, Ladder Capital Asset Management LLC (“LCAM”), a subsidiary of the Company and a registered investment adviser, launched the Ladder Select Bond Fund (the “Fund”), a mutual fund. In addition, on October 18, 2016, the Company made a $10.0 million investment in the Fund, which is included in other assets in the Company’s combined consolidated balance sheets. As of December 31, 2016, members of senior management have also invested $1.6 million in the aggregate in the Fund since inception. LCAM earns a 0.75% fee on assets under management, which may be reduced for expenses incurred in excess of the Fund’s expense cap of 0.95%.

Conflicts of Interest and Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related party to the transaction has or will have a direct or indirect material interest. The Audit Committee and Risk and Underwriting Committee review transactions subject to the policy and decide whether or not to approve or ratify those transactions. In doing so, such committees determine whether the transaction is in the best interests of the Company. In addition, our Nominating and Corporate Governance Committee also determines the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, stockholder or executive officer. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our Board.

EXECUTIVE COMPENSATION

The following discussion and tabular disclosure describes the material elements of compensation for our most highly compensated executive officers as of December 31, 2016 (collectively our “Named Executive Officers”). Our Named Executive Officers for 2016 were:

•	Brian Harris, Chief Executive Officer;

•	Michael Mazzei, President; and

•	Pamela McCormack, Chief Operating Officer.

Compensation Philosophy and Objectives

Our compensation philosophy is to align executive compensation with the interests of our stockholders and, therefore, to motivate our executives to attain financial objectives that our Board believes are primary determinants of long-term equity value. The primary goal of our executive compensation program is to ensure that we hire and retain talented and experienced executives who are motivated to achieve or exceed our short-term and long-term Company goals. Our executive compensation programs are designed to reinforce a strong pay-for-performance orientation and to serve the following purposes:

•	to reward our Named Executive Officers for sustained financial and operating performance and leadership excellence;

•	to align the interests of our Named Executive Officers with those of our stockholders; and

•	to encourage our Named Executive Officers to remain with us for the long-term.

Setting Executive Compensation

Compensation decisions for our Named Executive Officers are made annually by our Compensation Committee, with the Committee having discretion to adjust any aspect of the compensation program or process it may determine to be appropriate. In determining compensation amounts for 2016, the Compensation Committee took into account current compensation arrangements (including arrangements negotiated in connection with employment agreements), as well as business and individual performance in light of actual market conditions.

Company Performance Evaluation. In making compensation decisions for 2016, the Compensation Committee reviewed the Company’s performance results as compared to Comparable Companies (as defined below) and the overall environment in the commercial real estate finance REIT sector.
In its review of the Company’s 2016 performance, the Compensation Committee primarily focused on the following results:

•	Our Core EPS* was $1.48 per share, as compared to $1.85 per share in 2015.

•	Our Core Earnings* for 2016 was $158.2 million, as compared to $191.5 million in 2015.

•
Our After-Tax Core Return on Average Equity (“ROAE”)* for the twelve months ended December 31, 2016 was 10.7%, which represented performance above the 90th percentile of the commercial finance REITs listed below.

•
Consideration of management’s continued emphasis to generate attractive risk-adjusted ROAE from primarily senior secured, moderately leveraged assets with a target debt-to-equity ratio of 2x - 3x. During 2016, our debt-to-equity ratio ranged between 2.6x and 3.1x at the end of each quarter.

*This financial measure is not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).  For additional information concerning this non-GAAP financial measure, including a reconciliation to the most comparable GAAP financial measure, please see the annex to this Proxy Statement.

Role of our CEO. The Compensation Committee relied in part on Mr. Harris, our Chief Executive Officer, who makes specific compensation recommendations to the Committee based on the objectives and approach set by the Committee. Mr. Harris, like the Compensation Committee, took into account current compensation arrangements (including arrangements negotiated in connection with employment agreements), as well as business and individual performance in light of actual market conditions. Specifically, for each executive, Mr. Harris makes recommendations regarding annual incentive awards and long-term incentive awards, for review and discussion with, and consideration by, the Committee. Mr. Harris may attend meetings of the Compensation Committee at the request of the Committee chair, but does not attend executive sessions. The Committee then recommends executive compensation to the full Board for approval.

Role of the Compensation Consultant and Use of Peer Group Data. The Compensation Committee retains FTI Consulting, Inc. (“FTI”) as its independent compensation consultant to advise it on matters related to the compensation of our Named Executive Officers and compensation program design. Management currently retains FPL Associates, L.P. (“FPL”) to assist it in formulating its recommendations to the Compensation Committee. Although management was represented by FTI in connection with the Company’s initial public offering in 2014, FTI no longer performs services for management or the Company other than its services to the Compensation Committee and is unrelated to FPL. The Compensation Committee was aware of FTI’s previous work for management and has determined that FTI may serve as an independent adviser to the Compensation Committee in accordance with SEC guidelines.

In 2016, FTI provided the Compensation Committee with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. The reference group set forth below (the “Comparable Companies”) identifies the companies that the Compensation Committee considers Ladder’s closest peers. Ladder’s multi-faceted business, when combined with its internally-managed structure, limits its direct comparability to other REITs and finance companies. Each of the Comparable Companies is an internally-managed, primarily real estate finance-focused company or commercial real estate investment company with median equity market capitalization of approximately $1.3 billion.

•	Colony Capital, Inc.

•	CYS Investments, Inc.

•	HFF, Inc.

•	iStar Financial

•	Kennedy-Wilson Holdings, Inc.

•	MFA Financial, Inc.

•	Nationstar Mortgage Holdings Inc.

•	PennyMac Financial Services, Inc.

•	Redwood Trust, Inc.

•	W.P. Carey & Co. LLC

•	Walker & Dunlop Inc.

The data from the Comparable Companies was used by the Compensation Committee to develop an understanding of the compensation practices of companies with which the Company competes for executive talent. It was not used for the purpose of setting “benchmark” compensation levels for the Company’s executive officers.

The Compensation Committee plans to annually review the composition of the Comparable Company group to ensure that the companies included are appropriately comparable to us in terms of size, structure, investment focus and scope of operations. The Compensation Committee may change the composition of the group from time to time as appropriate.

In addition to the above group of Comparable Companies (which was primarily used to understand the reasonableness of the Company’s pay level and structure as compared to the market), the Compensation Committee also evaluated our performance compared to internally- and externally-managed commercial finance REITs whose performance is more directly comparable to Ladder, including:

•	Apollo Commercial Real Estate Finance, Inc.

•	Arbor Realty Trust Inc.

•	Ares Commercial Real Estate Corp.

•	Blackstone Mortgage Trust, Inc.

•	iStar Financial

•	RAIT Financial Trust

•	Redwood Trust, Inc.

•	Resource Capital Corp.

•	Starwood Property Trust, Inc.

FTI also provided directional recommendations regarding the elements of compensation for each of the Named Executive Officers based on the Comparable Companies, the Company’s relative performance compared to commercial real estate finance REITs and Ladder’s compensation philosophy.

Elements of Compensation

Base Salary

We pay our Named Executive Officers a base salary based on the experience, skills, knowledge and responsibilities required of each officer. We believe base salaries are an important element in our overall compensation program because base salaries provide a fixed element of compensation that reflects job responsibilities and value to us.

Annual Cash Bonuses

In connection with our IPO, we adopted guidelines to determine annual cash bonuses (the “Bonus Guidelines”) for our Named Executive Officers and other senior executive officers. These Bonus Guidelines are set forth in the Second Amended and Restated Employment Agreement between our operating subsidiary Ladder Capital Finance LLC (“LCF”) and Mr. Harris, dated January 23, 2014 (the “Harris Employment Agreement”), which became effective upon the closing of our IPO. Employees outside of our senior executive officers receive annual bonuses at the discretion of our Board based on recommendations from Mr. Harris. The 2016 target bonus for Mr. Harris and future target annual cash bonuses for Mr. Harris are set forth in the Harris Employment Agreement and future target annual cash bonuses for our other Named Executive Officers and other senior executive officers, including Mr. Mazzei and Ms. McCormack, are reasonably determined in consultation with our Chief Executive Officer. Our Board, with recommendations from the Compensation Committee, determines the annual cash bonuses payable to our Named Executive Officers and other senior executive officers based on individual performance and the achievement by the Company, Ladder Capital Finance Holdings LLLP and LCF, of applicable financial targets.

Long-Term Equity Compensation

In connection with our IPO, we adopted the 2014 Ladder Incentive Equity Plan (the “2014 Omnibus Incentive Plan”).

We believe that providing our Named Executive Officers with an equity interest in the Company brings their interests in line with those of our stockholders and that including a vesting component to those equity interests encourages our Named Executive Officers to remain with us over the applicable vesting period. We expect that future equity compensation to our Named Executive Officers will be granted under the 2014 Omnibus Incentive Plan. Please see the section captioned “—Grants Made Pursuant to the 2014 Omnibus Incentive Plan” for additional detail.

Other Supplemental Benefits

Our Named Executive Officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	vacation and sick days;

•	life insurance;

•	short-term and long-term disability insurance; and

•	401(k) plan.

Summary Compensation Table

Under the rules and regulations of the SEC currently applicable to us, each year the “Summary Compensation Table” generally must disclose the salary paid, the annual cash incentive earned and the equity-based, long-term incentive granted to, and certain other compensation of, our Named Executive Officers for the two most recently completed fiscal years. The following table sets forth a summary of the compensation earned by our Named Executive Officers for 2015 and 2016.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation(4)	Total

Brian Harris	2016	$1,000,000	$4,699,998	$—	$4,750,000	$2,481	$10,452,479
Chief Executive Officer	2015	1,000,000	4,342,970	469,998	6,400,000	2,575	12,215,543
Michael Mazzei	2016	750,000	2,349,999	—	1,800,000	2,481	4,902,480
President	2015	750,000	2,216,480	240,000	2,275,000	1,735	5,483,215
Pamela McCormack	2016	600,000	1,549,995	—	1,625,000	1,305	3,776,300
Chief Operating Officer	2015	600,000	1,175,737	127,501	1,975,000	1,220	3,879,458

(1)
The values provided in this column represent the grant date fair value of restricted stock awards made to the Named Executive Officers with respect to the applicable fiscal years. For a discussion of the assumptions made in the valuation of the restricted stock awards made with respect to fiscal year 2016, see Note 14 to the notes to consolidated financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for the assumptions made in determining ASC 718 grant date fair values.

(2)
The actual grant date fair values of the 2015 Annual Option Awards granted to our Named Executive Officers were computed in accordance with FASB ASC Topic 718 using the Black Scholes model based on the following assumptions: (1) risk-free rate of 1.53%, (2) dividend yield of 10.3%, (3) expected life of six years and (4) volatility of 49.0%. For a discussion of the vesting schedule of the Annual Option Awards granted to our Named Executive Officers, please see the section captioned “—Grants Made Pursuant to the 2014 Omnibus Incentive Plan.”

(3)
The values provided in this column reflect the annual cash bonuses paid to our Named Executive Officers with respect to the applicable fiscal year pursuant to their respective employment agreements and the actual achievement of performance goals. Annual cash bonuses are generally paid by February 28 of the calendar year following the calendar year to which such annual cash bonus relates.

(4)
For 2015 and 2016, the values provided in this column include group term life insurance coverage and long-term disability coverage that were imputed income to each of our Named Executive Officers as follows:

Name	Year	Group Term Life Imputed Income	Long Term Disability Imputed Income

Brian Harris	2016	$1,806	$675
	2015	1,806	769
Michael Mazzei	2016	1,806	675
	2015	966	769
Pamela McCormack	2016	630	675
	2015	630	769

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2016, for each Named Executive Officer.

Outstanding Equity Awards at December 31, 2016

Name		Option awards (1)					Stock awards (1)
		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (2) (3)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($) (3)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Brian Harris
2015 Annual Award	(5)		132,022		$11.87	2/18/26	356,362	$4,889,287
2014 Annual Award	(6)	105,687	211,375	—	$16.35	2/18/25	206,766	$2,836,830	—	$—
Allocation Award	(7)	—	—	—	—	—	2,149	29,484	—	—
IPO Award	(8)	—	—	—	—	—	191,538	2,627,901	—	—
Total		105,687	343,397	—		—	756,815	$10,383,502	—	$—
Michael Mazzei								—
2015 Annual Award	(5)		67,416		$11.87	2/18/26	181,971	$2,496,642
2014 Annual Award	(6)	53,065	106,129	—	$16.35	2/18/25	103,813	$1,424,314	—	$—
Allocation Award	(7)	—	—	—	—	—	1,748	23,983	—	—
IPO Award	(8)	—	—	—	—	—	173,110	2,375,069	—	—
Total		53,065	173,545	—		—	460,642	$6,320,008	—	$—
Pamela McCormack								—
2015 Annual Award	(5)		35,815		$11.87	2/18/26	96,672	$1,326,340
2014 Annual Award	(6)	28,301	56,602	—	$16.35	2/18/25	55,365	$759,608	—	$—
Allocation Award	(7)	—	—	—	—	—	874	11,991	—	—
IPO Award	(8)	—	—	—	—	—	86,554	1,187,521	—	—
Total		28,301	92,417	—		—	239,465	$3,285,460	—	$—

(1)
All share-based awards were granted pursuant to the 2014 Omnibus Incentive Plan. In connection with 2016 performance, the Named Executive Officers were also granted Annual Restricted Stock Awards, which were granted on February 18, 2017 (discussed below). Such shares were not outstanding on December 31, 2016 and therefore are not included in this table.

(2)
In connection with 2015 performance, the Named Executive Officers were granted Annual Option Awards on February 18, 2016, which vest in three equal installments on February 18 of each of 2017, 2018 and 2019, subject to continued employment on such applicable vesting dates. The options granted to Mr. Harris became fully vested in early 2017 in accordance with the terms of the Harris Employment Agreement discussed below.

(3)
The 2014 Omnibus Incentive Plan provides for the equitable adjustment of outstanding awards upon the occurrence of certain events, including an extraordinary dividend, in order to preserve the intrinsic value of such awards. The Compensation Committee, which holds the authority to administer and interpret the Plan, determined it was necessary and appropriate, and in the best interests of the Company and its shareholders, to equitably adjust the outstanding stock option and restricted stock awards in respect of the fourth quarter 2015 dividend and to increase the number of shares available under the Plan to reflect the equitable adjustment of the stock options and restricted stock. The exercise price of the stock options was correspondingly equitably adjusted to reflect the additional shares. Such equitable adjustment occurred on January 21, 2016 and is reflected in the table above.

(4)
This value represents the product of the closing market price of the Company’s Class A common stock on December 30, 2016 of $13.72 per share and the number of unvested Restricted Stock Awards granted to each Named Executive Officer, assuming the threshold performance goals are achieved for those shares subject to performance-based criteria.

(5)
These are Annual Restricted Stock Awards granted in 2016 based on 2015 performance. Fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the applicable Annual Award Grantee’s continued employment on the applicable vesting date and subject to the applicable Executive Retirement Eligibility Date, as defined in the section captioned, “—Potential Payments upon Termination or Change in Control.” The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve our Performance Target (a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year) for the applicable performance year, the achievement of which is generally determined by our Compensation Committee and the Board in February following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year. If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee. The Annual Option Awards for 2015 vest in equal amounts on each February 18 of 2017, 2018 and 2019 and include dividend equivalent rights.

(6)
These are Annual Restricted Stock Awards granted in 2015 based on 2014 performance. The description of the vesting provisions with respect to the 2015 Annual Restricted Stock Awards and Annual Option Awards referenced above applies to the 2014 Annual Restricted Stock Awards and Annual Option Awards and as well, with vesting of the 2014 Annual Restricted Stock Awards and Annual Option Awards occurring in 2016, 2017 and 2018.

(7)
Certain awards of restricted stock granted in connection with our IPO were forfeited in 2014. On February 3, 2015, we granted restricted shares of our Class A common stock, pursuant to the 2014 Omnibus Incentive Plan in respect of the shares available from such forfeited IPO grant to our Named Executive Officers (among others). All of these shares became fully vested in early 2017 pursuant to their terms. Such awards are referred to herein as “Allocation Restricted Stock Awards.”

(8)
Represents unvested shares of restricted stock granted in connection with our IPO as of December 31, 2016 (“IPO Restricted Stock Awards”). Fifty percent of the IPO Restricted Stock Awards were subject to three year time-vesting criteria, the remaining fifty percent were subject to performance vesting criteria. All of these shares became fully vested in early 2017 pursuant to their terms.

Grants Made Pursuant to the 2014 Omnibus Incentive Plan

Grants of equity awards under the 2014 Omnibus Incentive Plan to members of management, directors and certain employees are generally made at the discretion of our Compensation Committee and our Board. In making equity award grants to our Named Executive Officers, the Compensation Committee considers a number of factors, including current compensation arrangements (including arrangements negotiated in connection with employment agreements), the executive’s position, the individual performance of the executive, the present equity ownership levels of the executive, internal pay equity and the level of the executive’s total annual compensation package compared to similar positions at other peer companies.

Annual Incentive Awards Granted in 2017 With Respect to 2016 Performance

Pursuant to their employment agreements and subject to the discretion of the Board, our Named Executive Officers are eligible to receive an annual incentive equity award if we achieve a certain return on average equity granted pursuant to the 2014 Omnibus Incentive Plan, of which 90% by value is granted in the form of restricted shares of our Class A common stock subject to the 2014 Omnibus Incentive Plan (the “Annual Restricted Stock Award”) and 10% by value is granted in the form of time-vesting stock options (the “Annual Option Award”), each based on the grant date fair value of such awards with such stock options being valued using widely-accepted valuation methods in connection with the grant by a public company of options to its employees. With respect to calendar year 2016, the Committee determined that granting options in a REIT format was not in line with peer group pay practices. For 2016 performance, therefore, the Named Executive Officers received incentive equity solely in restricted stock.

On February 18, 2017, Mr. Harris, Mr. Mazzei and Ms. McCormack received Annual Restricted Stock Awards with respect to 2016 performance with grant date fair values of $4.7 million, $2.35 million and $1.55 million respectively, as follows:

Named Executive Officer	Grant date fair value of Annual Restricted Stock Award	Shares of Class A common stock subject to Annual Restricted Stock Award

Brian Harris	$4,699,998	339,350
Michael Mazzei	2,349,999	169,675
Pamela McCormack	1,549,995	111,913

In accordance with the Harris Employment Agreement, Mr. Harris’ annual awards were fully vested at grant. For Mr. Mazzei and Ms. McCormack, fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the applicable Annual Award Grantee’s continued employment on the applicable vesting date and subject to the applicable Executive Retirement Eligibility Date, as defined in the section captioned, “—Potential Payments upon Termination or Change in Control.” The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve our Performance Target (a return on equity, based on core earnings divided by the Company’s average book value of equity, equal to or greater than 8% for the year) for the applicable performance year, the achievement of which is generally determined by our Compensation Committee and the Board in February following the applicable performance year. If we miss the Performance Target during either the first or second performance year but meet the Performance Target for a subsequent performance year during the three-year performance period and our return on equity for such subsequent year and any years for which we missed our Performance Target equals or exceeds the compounded return on equity of 8%, the previously unearned performance-vesting restricted stock will vest on the last day of such subsequent year, subject to continued employment on the last day of each applicable performance year. If the term “core earnings” is no longer used in the Company’s SEC filings and approved by the Compensation Committee, then the Performance Target will be calculated using such other performance measurement defined in the Company’s SEC filings, as determined by the Compensation Committee.

Employment Agreements

In connection with our IPO, we entered into amended and restated employment agreements with each of our Named Executive Officers on January 23, 2014, each of which became effective upon the closing of our IPO.

Brian Harris. The Harris Employment Agreement provides for an indefinite term of employment, a base salary which shall not be less than $1,000,000 per annum and the opportunity to participate in LCF’s standard employee benefit programs. Pursuant to the Harris Employment Agreement and the Bonus Guidelines (as described above), Mr. Harris is also eligible to receive a target annual cash bonus for each calendar year of his employment with the Company equal to 4.05% of our income before income taxes on a fully consolidated basis, determined in accordance with GAAP, adjusted to exclude certain specified gains or losses, materially the same as the adjustments made to core earnings, to the extent such amounts are included in such net income amount (the “Adjusted Net Income”), if we achieve a certain return on equity threshold and subject to the discretion of the Board. Pursuant to the Harris Employment Agreement, Mr. Harris is also eligible to receive an annual incentive equity award with a target amount equal to $5,975,000 if we achieve a certain return on equity, as described in the Bonus Guidelines, and subject to the discretion of the Board, granted pursuant to the 2014 Omnibus Incentive Plan, of which 90% by value is granted in the form of Annual Restricted Stock Awards and 10% by value is granted in the form of Annual Option Awards. In February 2017, in accordance with the Harris Employment Agreement, all outstanding equity awards held by Mr. Harris became fully vested; per such agreement future awards will be fully vested upon grant. Pursuant to his employment agreement, Mr. Harris is subject to a confidentiality covenant (with some specified exceptions), a one-year post- termination non-competition covenant and a two-year post-termination employee and customer non-solicitation covenant.

Michael Mazzei. The amended and restated employment agreement with Mr. Mazzei (the “Mazzei Employment Agreement”) provides for an indefinite term of employment, a base salary which shall not be less than $750,000 per annum and the opportunity to participate in LCF’s standard employee benefit programs. For calendar years 2015 and thereafter, Mr. Mazzei is eligible to receive a discretionary annual cash bonus from the targeted annual cash bonus pool for our management team, as established by the Board and the Compensation Committee in accordance with the Bonus Guidelines (which total target of annual cash bonus pool for our management team, including the amount targeted for Mr. Harris as described above, represents 9% of the Adjusted Net Income, if we achieve a certain return on average equity threshold and subject to the discretion of the Board). For fiscal years after 2015 and thereafter, Mr. Mazzei will be eligible to receive a discretionary annual equity incentive grant deemed appropriate by the Board and the Compensation Committee, in consultation with our Chief Executive Officer, pursuant to the Bonus Guidelines and the 2014 Omnibus Incentive Plan, of which 90% by value is an Annual Restricted Stock Award and 10% by value is an Annual Option Award. Fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the Mr. Mazzei’s continued employment on the applicable vesting date. The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve a return on equity, based on core earnings divided by the our average book value of equity, equal to or greater than 8% for such year. Pursuant to his employment agreement, Mr. Mazzei is subject to a confidentiality covenant, a one-year post-termination noncompetition covenant and an eighteen-month post-termination employee and customer non-solicitation covenant.

Pamela McCormack. The amended and restated employment agreement with Ms. McCormack (the “McCormack Employment Agreement”) provides for an indefinite term of employment, a base salary which shall not be less than $600,000 per annum, and the opportunity to participate in LCF’s standard employee benefit programs. For calendar years 2015 and thereafter, Ms. McCormack is eligible to receive a discretionary annual cash bonus, if any, from the targeted annual cash bonus pool for our management team, as established by the Board and the Compensation Committee in accordance with the Bonus Guidelines (which total target of annual cash bonus pool for our management team, including the amount targeted for Mr. Harris as described above, represents 9% of the Adjusted Net Income, if we achieve a certain return on average equity threshold and subject to the discretion of the Board). For fiscal year 2015 and thereafter, Ms. McCormack will be eligible to receive a discretionary annual equity incentive grant deemed appropriate by the Board and the Compensation Committee, in consultation with our Chief Executive Officer pursuant to the Bonus Guidelines and the 2014 Omnibus Incentive Plan, of which 90% by value is an Annual Restricted Stock Award and 10% by value is an Annual Option Award. Fifty percent of each Annual Restricted Stock Award is subject to time-based vesting criteria, and the remaining fifty percent of each Annual Restricted Stock Award is subject to performance-based criteria. The time-vesting portion of the Annual Restricted Stock Award vests in three equal installments on each of the first three anniversaries of the date of grant, subject to the Ms. McCormack’s continued employment on the applicable vesting date. The performance-vesting portion of the Annual Restricted Stock Award vests in three equal installments on December 31 of each of the three performance years if we achieve a return on equity, based on core earnings divided by the our average book value of equity, equal to or greater than 8% for such year. Pursuant to the McCormack Employment Agreement, Ms. McCormack is subject to a confidentiality covenant, a 90-day post- termination non-competition covenant and a one-year post-termination employee and customer non-solicitation covenant. Notwithstanding the foregoing, however, LCF, with the approval of the Board and after consultation with Mr. Harris, so long as Mr. Harris remains our Chief Executive Officer, may extend the post-termination non-compete period for an additional 90-day period if it provides Ms. McCormack with severance payments equal to three months of her base salary, payable in three monthly installments during such period of extension, and reimbursements for continued health care for up to six months.

Potential Payments upon Termination or Change in Control

Cash Severance Pursuant to Employment Agreements

Brian Harris. Pursuant to the Harris Employment Agreement, upon a termination by LCF without cause or by Mr. Harris for good reason (in each case as defined in the agreement), subject to Mr. Harris’ execution of a release of claims in favor of LCF and its affiliates, he will be entitled to receive (i) cash severance equal to the greater of $10,000,000 or two times the sum of Mr. Harris’ annual base salary in effect at the time of termination and the average of the annual cash bonuses paid to him with respect to the two calendar years immediately preceding his termination (the “Harris Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Harris’ target annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives, and (iii) reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination (as allowed by law). If Mr. Harris’ termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Mr. Harris’ termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Harris Cash Severance will be payable in a lump sum, as permitted by law.

Michael Mazzei. Pursuant to the Mazzei Employment Agreement, upon a termination by LCF without cause or by Mr. Mazzei for good reason (in each case as defined in the agreement), in addition to payment of any unpaid annual cash bonus previously awarded as of the date of Mr. Mazzei’s termination of employment and subject to his execution of a release of claims in favor of LCF and its affiliates and compliance with the applicable restrictive covenants, Mr. Mazzei will be entitled to receive (i) cash severance equal to one and a half times the sum of his annual base salary in effect at the time of termination and the average of his annual cash bonuses with respect to the two calendar years immediately preceding his termination (the “Mazzei Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Mr. Mazzei’s target annual cash bonus for the year in which such termination occurs, based on our performance as of Mr. Mazzei’s termination date as determined by our Compensation Committee, in consultation with our Chief Executive Officer, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives, and (iii) reimbursements for continued health care for up to eighteen months immediately following Mr. Mazzei’s termination. If Mr. Mazzei’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Mr. Mazzei’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the Mazzei Cash Severance will be payable in a lump sum, as permitted by law.

Pamela McCormack. Pursuant to the McCormack Employment Agreement, upon a termination by LCF without cause or by Ms. McCormack for good reason (in each case as defined in the agreement), subject to Ms. McCormack’s execution of a release of claims in favor of LCF and its affiliates, Ms. McCormack will be entitled to receive (i) cash severance equal to the lesser of $1,000,000 and the sum of Ms. McCormack’s annual base salary in effect at the time of termination and the average of Ms. McCormack’s annual cash bonuses with respect to the two calendar years immediately preceding her termination (the “McCormack Cash Severance”), 50% of which will be payable in a lump sum and 50% of which will be payable in twelve equal monthly installments, (ii) a prorated portion of Ms. McCormack’s target annual cash bonus for the year in which such termination occurs (the “Prorated Bonus”), based on our performance as of Ms. McCormack’s termination date as determined by our Compensation Committee, in consultation with our Chief Executive Officer, payable at the same time performance bonuses for such calendar year are paid to our other senior executives (provided that such Prorated Bonus, together with the McCormack Cash Severance, cannot exceed $1,000,000, and for such Prorated Bonus be payable, the McCormack Cash Severance may not exceed $1,000,000), and (iii) reimbursements for continued health care for up to three months (or six months, if LCF elects to extend the post-termination non-competition period applicable to Ms. McCormack) immediately following Ms. McCormack’s termination. If Ms. McCormack’s termination occurs within one year of a change in control (as defined in the 2014 Omnibus Incentive Plan) or if, as of the date of Ms. McCormack’s termination, the Company has previously entered into a definitive binding agreement with a buyer that would result in a change in control and such definitive binding agreement remains in effect, then all of the McCormack Cash Severance will be payable in a lump sum, as permitted by law.

Equity Acceleration

IPO Restricted Stock Awards and Allocation Restricted Stock Awards. With respect to the IPO Restricted Stock Awards and Allocation Restricted Stock Awards granted to our Named Executive Officers, upon termination of employment or service due to death or disability, and, in the case of Mr. Harris, by us without cause or by Mr. Harris for good reason (each, as defined in the 2014 Omnibus Incentive Plan, which references the definitions in the Harris Employment Agreement), the time-vesting portion of the applicable IPO Restricted Stock Award and and Allocation Restricted Stock Award will accelerate and vest in full, and the unvested performance-vesting portion of the applicable IPO Restricted Stock Award and Allocation Restricted Stock Award will remain outstanding for the performance period and will vest to the extent we meet the applicable performance target. Upon a change in control (as defined in the 2014 Omnibus Incentive Plan) each IPO Restricted Stock Award and Allocation Restricted Stock Award granted to our Named Executive Officers will become fully vested, if (1) the Named Executive Officer continues to be employed through the closing of the change in control or (2) after the signing of definitive documentation related to the change in control but prior to its closing, the Named Executive Officer’s employment is terminated without cause or due to death or disability or the Named Executive Officer resigns for good reason. Our Compensation Committee retains the right, in its sole discretion, to provide for the accelerated vesting (in whole or in part) of the IPO Restricted Stock Award and Allocation Restricted Stock Awards.

Annual Incentive Equity Awards. With respect to the Annual Restricted Stock Awards and Annual Option Awards granted to our Named Executive Officers, upon a termination of employment or service due to death, disability, termination by us without cause or termination by the Named Executive Officer for good reason (each, as defined in the 2014 Omnibus Incentive Plan, which references the definitions in their employment agreements), the time-vesting portion of the Annual Restricted Stock Awards and the Annual Option Awards will accelerate and vest in full, and the unvested performance-vesting portion of the Annual Restricted Stock Awards will remain outstanding for the performance period and will vest to the extent we meet the applicable performance targets. On February 11, 2017, in accordance with the terms of the Harris Employment Agreement, all outstanding Annual Restricted Stock Awards, including the time-vesting portion and the performance-vesting portion, and all outstanding Annual Option Awards granted to Mr. Harris became fully vested, and any Annual Restricted Stock Awards and Annual Option Awards granted after the Harris Retirement Eligibility Date are fully vested at grant. For Mr. Mazzei and Ms. McCormack, upon February 11, 2019 for Mr. Mazzei and December 8, 2019 for Ms. McCormack (as applicable, the “Executive Retirement Eligibility Date”), the time-vesting portion of the Annual Restricted Stock Awards and the Annual Option Awards will become fully vested, and the time-vesting portion of any Annual Restricted Stock Awards and Annual Option Awards granted after the applicable Executive Retirement Eligibility Date will be fully vested at grant. Upon the occurrence of their respective Executive Retirement Eligibility Date, the performance-vesting portion of Mr. Mazzei’s and Ms. McCormack’s Annual Restricted Stock Awards will remain outstanding for the performance period and will vest to the extent we meet the applicable performance target, regardless of continued employment with us or our subsidiaries following such Executive Retirement Eligibility Date.

Upon a termination for cause (or upon a voluntary termination of employment after an event that would be grounds for a termination for cause) that occurs prior to the applicable Executive Retirement Eligibility Date, 10% of the vested portion of the Annual Restricted Stock Awards and Annual Option Awards granted to Mr. Mazzei and Ms. McCormack will terminate and be forfeited. Upon a termination of employment or service for any other reason prior to the applicable Executive Retirement Eligibility Date, with respect to Mr. Mazzei’s and Ms. McCormack’s Annual Restricted Stock Awards and Annual Option Awards, all unvested annual incentive awards terminate and are forfeited.

Upon a change in control (as defined in the 2014 Omnibus Incentive Plan), any unvested portion of the Annual Restricted Stock Awards and Annual Option Awards granted to each of our Named Executive Officers, including Mr. Harris, will become fully vested, subject to continued employment through the closing of the change in control. Our Compensation Committee retains the right, in its sole discretion, to provide for the accelerated vesting (in whole or in part) of the Annual Restricted Stock Awards and Annual Option Awards.

Termination, Severance and Change in Control Arrangements

The table below sets forth payments that would have been due to each Named Executive Officer in case of termination without cause or resignation for good reason or a change in control as of December 31, 2016.

Named Executive Officer	Category of Payment	Termination Without Cause or Termination for Good Reason	Termination Upon Death or Disability	Change in Control Without Termination	Termination Without Cause or Termination for Good Reason Upon Change in Control

Brian Harris	Cash Severance(1)	$16,450,000	$—	$—	$16,450,000
	Accelerated Vesting of Stock-Based Awards(2)	5,435,985	5,435,985	10,627,743	10,627,743
	Continuation of Benefits and Perquisites(3)	71,949	—	—	71,949
	Total	$21,957,934	$5,435,985	$10,627,743	$27,149,692

Michael Mazzei	Cash Severance(1)	$5,118,750	$—	$—	$5,118,750
	Accelerated Vesting of Stock-Based Awards(2)	2,085,185	3,746,073	6,444,728	6,444,728
	Continuation of Benefits and Perquisites(3)	54,044	—	—	54,044
	Total	$7,257,979	$3,746,073	$6,444,728	$11,617,522

Pamela McCormack	Cash Severance(1)	$1,150,000	$—	$—	$1,150,000
	Accelerated Vesting of Stock-Based Awards(2)	1,109,225	1,939,642	3,351,718	3,351,718
	Continuation of Benefits and Perquisites(3)	15,418	—	—	15,418
	Total	$2,274,643	$1,939,642	$3,351,718	$4,517,136

(1)
The values in this row represent the cash severance payable to Mr. Harris, Ms. Mazzei and Ms. McCormack pursuant to their employment agreements upon a termination without cause by us or a termination for good reason by the Named Executive Officers, assuming a termination date of December 31, 2016, subject to an execution of a release of claims in favor of the Company. To receive his cash severance, Mr. Mazzei must also comply with the confidentiality, inventions assignment, one-year post-termination non-competition and eighteen- month post-termination non-solicitation provisions set forth in his employment agreement. The cash severance provided with respect to Ms. McCormack assumes that she would receive $1,000,000 of cash severance in connection with a qualifying termination and she would receive an additional $150,000, upon the Company’s election to extend her non-competition restriction for an additional ninety days following her qualifying termination. For a description of the employment agreements generally, see the section captioned, “—Employment Agreements.” As further described in the section captioned, “—Potential Payments upon Termination or Change in Control,” each of the Named Executive Officers is also entitled to receive a prorated portion of his or her target annual cash bonus for the year in which such termination occurs, payable at the same time that performance bonuses for such calendar year are paid to our other senior executives. In the case of Ms. McCormack, such prorated bonus, together with her cash severance, cannot exceed $1,000,000, and for such prorated bonus to be payable, her severance cannot exceed $1,000,000. A termination on December 31, 2016, would accordingly require payment of a full-year annual cash bonus to each of Mssrs. Harris and Mazzei. The actual annual cash bonus amounts paid to Mssrs. Harris and Mazzei for calendar year 2016 are detailed in the section captioned,  “—Summary Compensation Table,” under the column entitled Non-Equity Incentive Plan Compensation.

(2)
The values in this row represent the value of stock-based awards that would be accelerated upon the specified events in the column headings, based on the closing market price of Class A common stock on December 30, 2016 of $13.72 per share. Upon a termination without cause or resignation for good reason on December 31, 2016, Mr. Harris would have fully vested in the remaining unvested time-vesting portion of his IPO Restricted Stock Award, and Mr. Harris, Ms. Mazzei and Ms. McCormack each would have fully vested in the time-vesting portion of the executive’s Annual Restricted Stock Awards. Performance-based shares remain outstanding eligible to vest upon the necessary return hurdles being met by the Company. Upon a termination due to death or disability on December 31, 2016, each of our Named Executive Officers would have fully vested in the remaining unvested time-vesting portion of his or her IPO Restricted Stock Award and any Annual Restricted Stock Award. Upon such a termination, performance-based shares remain outstanding and eligible to vest upon the necessary return hurdles being met by the Company. The value of the performance-based awards is not included in the table. If, upon a change in control (or after the signing of definitive documentation related to the change in control but prior to its closing, the Named Executive Officer’s employment is terminated without cause or due to death or disability or the Named Executive Officer resigns for good reason), each of our Named Executive Officers would have fully vested in his or her IPO Restricted Stock Awards and Annual Restricted Stock Awards. Annual Option Awards vest in the same manner as the time-vesting portion of any Annual Restricted Stock Award. The unvested 2014 Annual Option Awards, with a strike price of $16.35, were “out of the money” as of December 31, 2016 and therefore were designated a zero value in the table. The unvested 2015 Annual Option Awards, with a strike price of $11.87, were “in the money” as of December 31, 2016. The spread between the $11.87 strike price of the 2015 Annual Option Awards and the closing market price of Class A common stock on December 30, 2016, multiplied by the number of such unvested options outstanding, is included in the table.

(3)
The values in this row represent the value of reimbursements for continued health benefits and life and disability insurance to which Mr. Harris, Ms. Mazzei and Ms. McCormack would be entitled pursuant to their employment agreements upon a termination without cause by us or a termination for good reason by the Named Executive Officers, assuming a termination date of December 31, 2016: $71,949 represents reimbursements for continued health care for up to two years immediately following Mr. Harris’ termination; $54,044 represents reimbursements for continued health care for up to eighteen months immediately following Mr. Mazzei’s termination; and $15,418 represents reimbursements for continued health care for up to six months, assuming that LCF elects to extend the post-termination non-competition period applicable to Ms. McCormack.

Director Compensation

The following table shows the compensation earned by each of our non-management directors during the fiscal year ended December 31, 2016, other than Messrs. Park and Bilzin, who were employed and compensated by GI Partners and TowerBrook, respectively, for serving as a representative on our Board and who were not separately compensated by us for their service.

Director Compensation Table for the Year Ended December 31, 2016

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Alan Fishman	$300,000	$50,000	$—	$—	$—	$—	$350,000
Mark Alexander	85,000	50,000	—	—	—	—	135,000
Douglas Durst	75,000	50,000	—	—	—	—	125,000

Narrative Disclosure Regarding Director Compensation Table

Director Annual Cash Compensation. LCF entered into a director agreement with Alan Fishman, dated September 22, 2008, which provides Mr. Fishman with a $300,000 fee per year for being our Non-Executive Chairman. The director agreement may terminate upon written notice of termination by Mr. Fishman or the Board of the Company or upon sale of the Company. Messrs. Alexander and Durst each receive an annualized cash payment of $75,000 per year for his service on our Board, payable in monthly installments in the calendar month immediately following each completed month of service (or a prorated portion for any partial month of service). Additionally, our non-employee directors may receive $15,000 annually for service as a chairperson of our Audit Committee or Compensation Committee and $10,000 for service as a chairperson of our Nominating and Corporate Governance Committee.

Director Annual Restricted Stock Awards. On February 18, 2016, we granted restricted shares of our Class A common stock, pursuant to the 2014 Omnibus Incentive Plan (the “Director Annual Restricted Stock Awards”), to Messrs. Fishman, Alexander and Durst, each with a grant date fair value of $50,000, representing 4,212 shares each. The Director Annual Restricted Stock Awards vest in full on the one-year anniversary of the date of grant or upon a change in control of the Company, subject to continued service on our Board.

Compensation Policies and Practices Relating to Risk Management

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Our Nominating and Corporate Governance Committee is responsible for periodically evaluating the Company’s corporate governance policies and system in light of the governance risks that the Company faces and the adequacy of the Company’s policies and procedures designed to address such risks. The Compensation Committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on the Company. Our Risk and Underwriting Committee assesses and monitors our risk management strategies, including but not limited to those designed to mitigate credit, interest rate, liquidity and counterparty risk, and investments of material size.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2016. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee currently consists of three members: Messrs. Alexander, Fishman and O’Toole. All of the members are independent directors under the NYSE and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at ir.laddercapital.com.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”). The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Mr. O’Toole, who was appointed to the Audit Committee effective March 3, 2017, did not participate in these reviews and discussions.

Submitted by the Members of the Audit Committee

Mark Alexander (Chair) and Alan H. Fishman

PROPOSALS

Overview of Proposals

This Proxy Statement contains the following proposals requiring stockholder action:

(1)	Proposal One requests the reelection of Brian Harris and Mark Alexander to the Board.

(2)	Proposal Two requests the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.

Each proposal is discussed in more detail below.

Proposal One — Reelection of Directors

The Board has nominated Mr. Harris and Mr. Alexander to be elected to serve until the 2020 annual meeting of stockholders after their reelection and until their respective successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the reelection of the Board’s two nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

The Board recommends that stockholders vote FOR the reelection of directors Brian Harris and Mark Alexander.

Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm

Under the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of Ladder’s independent auditor. In fulfilling this responsibility, the Audit Committee evaluates and monitors the auditor’s qualifications, performance and independence and reviews and evaluates the lead audit partner. The Audit Committee also approves all audit engagement fees and terms associated with the retention of the independent auditors.

The Audit Committee has re-appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and as auditors of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2017. PwC has served as the Company’s independent registered public accounting firm since April 2009. The Audit Committee and the Board believe that the continued retention of PwC as the Company’s independent auditor is in the best interests of the Company and its stockholders.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for 2017. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

The Board recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Principal Accountant Fees and Services

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firm for the years ended December 31, 2016 and December 31, 2015.

PricewaterhouseCoopers LLP	2016	2015

Audit Fees(1)	$2,312,896	$2,175,386
Audit-Related Fees(2)	—	—
Tax Fees(3)	1,850,000	3,825,101
All Other Fees	1,960	1,960
Total	$4,164,856	$6,002,447

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting included in the Company’s Annual Reports on Form 10-K, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, issuance of a comfort letter and consents, review of proxy disclosures, and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)
Per the table below, tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services. Below is a breakout of the tax compliance services and consulting and advisory services provided by PwC during 2016 and 2015. Tax compliance services include the preparation of original and amended tax returns, refund claims, audit support, and tax payment planning. Consulting and advisory services include tax advice, planning, and consulting services and were primarily related to the evaluation and execution of certain nonrecurring events, including the Company’s restructuring prior to its IPO to become an “Up-C Corp” and its election to be taxed as a REIT effective January 1, 2015. The evaluation, planning, and implementation of these tax-sensitive corporate strategies, and the development of an infrastructure to facilitate ongoing compliance with rules applicable to REITs, required substantial expertise. Certain tax functions were internalized in 2016, resulting in a reduction of overall tax fees.

Tax Service	2016	2015

Compliance	$1,000,641	$3,140,601
Consulting and Advisory	849,359	684,500
Total	$1,850,000	$3,825,101

Pursuant to its Charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 21, 2017

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alan H. Fishman
Alan H. Fishman
Chairman of the Board of Directors

Annex

RECONCILIATION OF NON-GAAP MEASURES

We present Core Earnings, Core EPS, and After-Tax Core Return on Average Equity (“After-Tax Core ROAE”), which are non-GAAP financial measures, as supplemental measures of our performance. We believe Core Earnings, Core EPS and After-Tax Core ROAE assist investors in comparing our performance across reporting periods on a consistent basis by excluding non-cash expenses and unrecognized results from derivatives and Agency interest-only securities, which we believe makes comparisons across reporting periods more relevant by eliminating timing differences related to changes in the values of assets and derivatives. In addition, we use Core Earnings, Core EPS and After-Tax Core ROAE: (i) to evaluate our earnings from operations and (ii) because management believes that it may be a useful performance measure for us. Core Earnings is also used as a factor in determining the annual incentive compensation of our senior managers and other employees.

We consider the Class A common shareholders of the Company and limited partners of Ladder Capital Finance Holdings LLLP other than Ladder Capital Corp (“Continuing LCFH Limited Partners”) to have fundamentally equivalent interests in our pre-tax earnings and net income. Accordingly, for purposes of computing Core Earnings, Core EPS and After-Tax Core ROAE, we start with pre-tax earnings or net income and adjust for other noncontrolling interest in consolidated joint ventures but we do not adjust for amounts attributable to noncontrolling interest held by Continuing LCFH Limited Partners.

Core Earnings
We define Core Earnings as income before taxes adjusted to exclude (i) real estate depreciation and amortization, (ii) the impact of derivative gains and losses related to the hedging of assets on our balance sheet as of the end of the specified accounting period, (iii) unrealized gains/(losses) related to our investments in Agency interest-only securities, (iv) the premium (discount) on mortgage loan financing and the related amortization of premium (discount) on mortgage loan financing recorded during the period, (v) non-cash stock-based compensation and (vi) certain one-time transactional items.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from Core Earnings until the related asset is sold and the hedge position is considered “closed,” whereupon they would then be included in Core Earnings in that period. These are reflected as “Adjustments for unrecognized derivative results” for purposes of computing Core Earnings for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

Our investments in Agency interest-only securities are recorded at fair value with changes in fair value recorded in current period earnings. We believe that excluding these specifically identified gains and losses associated with the Agency interest-only securities adjusts for timing differences between when we recognize changes in the fair values of our assets. Set forth below is an unaudited reconciliation of Net Income to After-Tax Core Earnings ($ in thousands):

	Year Ended December 31,
	2016		2015

Net income (loss)	$113,720		$146,134
Income tax expense (benefit)	6,320		14,557
Income (loss) before taxes	120,040		160,691
Net (income) loss attributable to noncontrolling interest in consolidated joint ventures and operating partnership (GAAP) (1)	109		(1,568)
Our share of real estate depreciation, amortization and gain adjustments (2)	33,828		28,704
Adjustments for unrecognized derivative results (3)	(11,105)		(10,213)
Unrealized (gain) loss on Agency IO securities	56		1,249
Premium (discount) on mortgage loan financing, net of amortization	(482)		802
Non-cash stock-based compensation	19,039		10,277
One-time transactional adjustments	(3,272)	(4)	1,509	(5)
Core Earnings	158,213		191,451
Core estimated corporate tax benefit (expense) (6)	627		(10,884)
After-Tax Core Earnings	$158,840		$180,567

(1)
Includes $29,036 of net income attributable to noncontrolling interest in consolidated joint ventures which are included in net (income) loss attributable to noncontrolling interest in operating partnership on the combined consolidated statements of income for the year ended December 31, 2016.

(2) The following is a reconciliation of GAAP depreciation and amortization to our share of real estate depreciation, amortization and gain adjustments amounts presented in the computation of Core Earnings in the preceding table ($ in thousands):

	Year Ended December 31,
	2016	2015

Total GAAP depreciation and amortization	$39,447	$39,061
Less: Depreciation and amortization related to non-rental property fixed assets	(114)	(108)
Less: Non-controlling interest in consolidated joint ventures’ share of accumulated depreciation and amortization	(2,519)	(2,830)
Our share of real estate depreciation and amortization	36,814	36,123

Realized gain from accumulated depreciation and amortization on real estate sold (see below)	(3,007)	(7,965)
Less: Non-controlling interests in consolidated joint ventures’ share of accumulated depreciation and amortization on real estate sold	21	546
Our share of accumulated depreciation and amortization on real estate sold	(2,986)	(7,419)

Our share of real estate depreciation and amortization and gain adjustments	$33,828	$28,704

GAAP gains/losses on sales of real estate include the effects of previously recognized real estate depreciation and amortization. For purposes of Core Earnings, real estate depreciation and amortization are eliminated and, accordingly, the resultant gain/losses must also be adjusted. Following is a reconciliation of the related consolidated GAAP amounts to the amounts reflected in Core Earnings.

	Year Ended December 31,
	2016	2015

GAAP realized gain on sale of real estate, net	$20,636	$40,386
Adjusted gain/loss on sale of real estate for purposes of Core Earnings	17,650	32,967
Our share of accumulated depreciation and amortization on real estate sold	$2,986	$7,419

(3) The following is a reconciliation of GAAP net results from derivative transactions to our hedging unrecognized result presented in the computation of Core Earnings in the preceding table ($ in thousands):

	Year Ended December 31,
	2016	2015

Net results from derivative transactions	$(1,409)	$(38,937)
Plus: Hedging interest expense	29,870	26,820
Plus: Hedging realized result	(17,356)	22,330
Adjustments for unrecognized derivative results	$11,105	$10,213

(4)
We recorded an additional $3.3 million income tax expense for the year ended December 31, 2016, for a proposed tax settlement for pre-acquisition liabilities on certain corporate entities acquired in certain transactions effected immediately prior to our initial public offering. We also recorded other income of $3.3 million for the year ended December 31, 2016, relating to the expected recovery of these amounts pursuant to an indemnification. While these items are presented on a gross basis, there was no impact to either net income or core earnings. Accordingly, since pre-tax income excludes the tax effect but includes the recovery pursuant to indemnification, the recovery amount must also be excluded from Core Earnings.

(5)	One-time transactional adjustment for costs related to restructuring the Company for REIT-related operations. All costs were expensed and accrued for in the period incurred.

(6) Core estimated corporate tax benefit (expense) based on effective tax rate applied to Core Earnings generated by the activity within our taxable REIT subsidiaries.

Core EPS
Core EPS is defined as After-Tax Core Earnings divided by the Adjusted weighted average shares outstanding (diluted) during the period. The Adjusted weighted average shares outstanding (diluted) is defined as the GAAP weighted average shares outstanding (diluted), adjusted for shares issuable upon conversion of all Class B shares, if excluded from the GAAP measure because they would have an anti-dilutive effect. The inclusion of shares issuable upon conversion of Class B shares is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in Core Earnings and After-Tax Core Earnings.

Set forth below is an unaudited reconciliation of Weighted average shares outstanding (diluted) to Adjusted weighted average shares outstanding (diluted) ($ in thousands):

	Year Ended December 31,
	2016	2015

Weighted average shares outstanding (diluted)	$107,639	$51,871
Weighted average shares issuable to converted Class B shareholders	—	45,933
Adjusted weighted average shares outstanding (diluted)	$107,639	$5,938

Set forth below is an unaudited computation of Core EPS ($ in thousand except per share amounts):

	Year Ended December 31,
	2016	2015

After-Tax Core Earnings	$158,840	$180,567
Adjusted weighted average shares outstanding (diluted)	107,639	97,804
Core EPS	$1.48	$1.85
After-Tax Core ROAE
After-Tax Core ROAE is presented on an annualized basis and is defined as After-Tax Core Earnings divided by the average Total shareholders' equity and Noncontrolling interest in operating partnership during the period. The inclusion of Noncontrolling interest in operating partnership is consistent with the inclusion of income attributable to noncontrolling interest in operating partnership in After-Tax Core Earnings. Set forth below is an unaudited computation of After-Tax Core ROAE ($ in thousands):

	Year Ended December 31,
	2016	2015

After-Tax Core Earnings	$158,840	$180,567
Average shareholders' equity and NCI in operating partnership	1,486,772	1,498,268
After-Tax Core ROAE	10.7%	12.1%

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LADR2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28862-P85350 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LADDER CAPITAL CORP

The Board of Directors recommends you vote FOR Proposals 1 and 2.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. To elect two members of the Board of Directors. The Board intends to present for reelection the following two nominees:	☐	☐	☐	______________________

01) Brian Harris
02) Mark Alexander

In their discretion, proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E28863-P85350

LADDER CAPITAL CORP
Annual Meeting of Stockholders
June 6, 2017, 10:00 AM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc Fox and Kelly Porcella, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of LADDER CAPITAL CORP that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 6, 2017, at *www.virtualshareholdermeeting.com/LADR2017*, or any adjournment(s) or postponement(s) thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.2